Execution version

LOAN AND SECURITY AGREEMENT

AMONG

GERBER FINANCE INC.

as Lender

and

EDGEBUILDER, INC., a Delaware corporation

and GLENBROOK BUILDING SUPPLY, INC., a Delaware corporation

as Borrowers

STAR REAL ESTATE HOLDINGS USA, INC., a Delaware corporation,
300 PARK STREET, LLC, a Delaware limited liability company,
947 WATERFORD ROAD, LLC, a Delaware limited liability company,
56 MECHANIC FALLS ROAD, LLC, a Delaware limited liability company,
ATRM HOLDINGS, INC., a Minnesota corporation,
KBS BUILDERS, INC., a Delaware corporation,
and DIGIRAD CORPORATION, a Delaware corporation

as Corporate Credit Parties

Dated: January 31, 2020

Table of Contents

Page

I.	DEFINITIONS		1

	1.1	General Definitions	1

	1.2	Accounting Terms	17

	1.3	Other Terms	17

	1.4	Rules of Construction	18

II.	LOANS		18

	2.1	Revolving Credit Advances	18

III.	REPAYMENT		19

	3.1	Repayment of the Revolving Credit Advances	19

IV.	PROCEDURES		20

	4.1	Procedure for Revolving Credit Advances	20

V.	INTEREST AND FEES		20

	5.1	Interest and Fees	20

VI.	CONDITIONS PRECEDENT		22

	6.1	Conditions Precedent to Initial Loans	22

	6.2	Conditions Precedent to each Loan	22

VII.	REPRESENTATIONS, WARRANTIES AND COVENANTS		23

	7.1	Corporate Existence; Compliance with Law	23

	7.2	Names; Organizational Information; Collateral Locations	23

	7.3	Power; Authorization; Enforceable Obligations	24

	7.4	Financial Statements and Projections; Books and Records	24

	7.5	Material Adverse Change	24

	7.6	Real Estate; Property	25

	7.7	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness	25

i

	7.8	Government Regulation; Margin Regulations	25

	7.9	Taxes; Charges	25

	7.10	Payment of Obligations	26

	7.11	ERISA	26

	7.12	Litigation	26

	7.13	Intellectual Property	27

	7.14	Full Disclosure	27

	7.15	Hazardous Materials	27

	7.16	Insurance	27

	7.17	Deposit and Disbursement Accounts	28

	7.18	Accounts	28

	7.19	Conduct of Business	29

	7.20	Further Assurances	29

VIII.	FINANCIAL REPORTS; FINANCIAL COVENANTS		29

	8.1	Reports and Notices	29

	8.2	Financial Covenants	30

	8.3	Other Reports and Information	30

	8.4	Good Standing Certificates	31

IX.	NEGATIVE COVENANTS		31

X.	SECURITY INTEREST		32

	10.1	Grant of Security Interest	33

	10.2	Lender’s Rights	35

	10.3	Lender’s Appointment as Attorney-in-Fact	36

	10.4	Grant of License to Use Intellectual Property Collateral	36

	10.5	Terminations; Amendments Not Authorized	37

	10.6	Inspections	37

	10.7	Inapplicability	37

XI.	TERM		37

	11.1	Term of Agreement	37

	11.2	[Intentionally Omitted]	38

	11.3	Termination of Lien	38

XII.	EVENTS OF DEFAULT		38

	12.1	Events of Default	38

	12.2	Lender Remedies	40

	12.3	Waivers	41

	12.4	Proceeds	42

XIII.	MISCELLANEOUS		42

	13.1	No Waiver; Cumulative Remedies	42

	13.2	Amendments and Waivers	42

	13.3	Expenses; Indemnity	42

	13.4	Borrowing Agency Provisions.	43

	13.5	Guaranty	44

	13.6	Waivers	45

	13.7	Benefit of Guaranty	45

	13.8	Subordination of Subrogation	45

	13.9	Election of Remedies	45

	13.10	Liability Cumulative	46

	13.11	Waiver of Subrogation	46

	13.12	Further Assurances	46

	13.13	Successors and Assigns	46

13.14	Descriptive Headings	46

13.15	Rules of Construction	46

13.16	Notices	47

13.17	Severability	47

13.18	Entire Agreement; Counterparts.	47

13.19	SUBMISSION TO JURISDICTION.	47

13.20	WAIVER OF TRIAL BY JURY, CERTAIN DAMAGES AND SETOFFS.	48

13.21	GOVERNING LAW	48

13.22	Reinstatement	49

INDEX OF EXHIBITS AND SCHEDULES

Schedule I	-	General Terms for Letter of Credit
Schedule II	-	Conditions Precedent
Schedule III	-	Financial Covenants
Schedule IV	-	Cash Management
Schedule V	-	Addresses for Notices
Schedule VI		Borrowing Base Certificate Reporting

Attachment A	-	Fees, Charges and Commissions

Exhibit A	-	Form of Note
Exhibit B	-	Form of Monthly Statement Report
Exhibit C	-	Form of Borrowing Base Certificate
Exhibit D	-	Form of Certificate of Compliance
Exhibit E	-	Form of Power of Attorney
Exhibit F	-	Form of Accountant’s Letter
Exhibit G	-	Form of Officer’s Certificate
Exhibit H	-	Form of Account Debtor Notification Letter
Exhibit I	-	Form of Intellectual Property Security Agreement

Disclosure Schedule 7.2	-	Perfection Certificate
Disclosure Schedule 7.6	-	Real Estate
Disclosure Schedule 7.7	-	Ventures, Subsidiaries and Affiliates
Disclosure Schedule 7.9	-	Taxes
Disclosure Schedule 7.12	-	Litigation
Disclosure Schedule 7.13	-	Intellectual Property
Disclosure Schedule 7.15	-	Environmental Matters
Disclosure Schedule 7.16	-	Insurance
Disclosure Schedule 7.17	-	Deposit and Disbursement Accounts
Disclosure Schedule 9(b)	-	Indebtedness
Disclosure Schedule 9(e)	-	Permitted Liens

v

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement is made as of January 31, 2020 by and among GERBER FINANCE INC., a New York corporation (“Lender”) EdgeBuilder, Inc., a Delaware Corporation and Glenbrook Building Supply, Inc., a Delaware corporation (individually, “Initial Borrower”) and, collectively, if more than one, the “Initial Borrowers”), and together with each other Person which, on or subsequent to the Closing Date, agrees in writing to become a “Borrower” hereunder, herein called, individually, a “Borrower” and, collectively, the “Borrowers,” and pending the inclusion by written agreement of any other such Person, besides each Initial Borrower, as a “Borrower” hereunder, all references herein to “Borrowers,” “each Borrower,” the “applicable Borrower,” “such Borrower” or any similar variations thereof (whether singular or plural) shall all mean and refer to the Initial Borrower or each one of them collectively) and any other Credit Party executing or becoming a party to this Agreement.

BACKGROUND

Borrowers have requested that Lender make loans and advances available to Borrowers; and

Lender has agreed to make such loans and advances to Borrowers on the terms and conditions set forth in this Agreement and any amendment thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings and terms and conditions contained herein, the parties hereto agree as follows:

I.	DEFINITIONS

1.1                    General Definitions. When used in this Agreement, the following terms shall have the following meanings:“Account Control Agreement” has the meaning set forth in Schedule IV.

“Account Debtor” means any Person who is or may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a Payment Intangible).

“Accounts” means all “accounts”, as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“Accounts Availability” means the amount of Revolving Credit Advances against Eligible Accounts Lender may from time to time make available to a Borrower up to Eighty percent (80%) of the net face amount of such Borrower’s Eligible Accounts less the Dilution Reserve.

“Affiliate” means with respect to any Person (i) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power for the election of directors of such Person; (ii) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; or (iii) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as in effect at the time such reference becomes operative; provided, that except as specifically set forth in this Agreement, any reference to the Disclosure Schedules to this Agreement shall be deemed a reference to the Disclosure Schedules as in effect on the Closing Date or in a written amendment thereto executed by Borrowers and Lender.

“AIA” means American Architectural Institute.

“Assignment of Leases” means collectively, any Assignment of Leases which is executed in favor of Lender to secure the Obligations, including but not limited to the Assignment of Leases on the Real Estate.

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to, or otherwise necessary or helpful in the collection of or realization upon, the Collateral or any Borrower’s business.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means at any time with respect to any Borrower, an amount equal to the sum at such time of:

(a)       Accounts Availability; plus

(b)       Inventory Availability; minus

(c)       the Reserves, including without limitation, the amount of Letter of Credit Obligations.

“Borrowing Base Certificate” means a certificate in the form of Exhibit C.

“Borrowing Representative” means David J. Noble.

“Business Day” means a day on which Lender is open for business and that is not a Saturday, a Sunday or other day on which banks are required or permitted to be closed in the State of New York.

“Capital Expenditures” means all payments or accruals (including obligations under capital leases) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Cash Collateral Account” has the meaning assigned to it in Schedule I.

“Change of Control” means, with respect to any Person on or after the Closing Date, any change in the composition of such Person’s Stockholders as of the Closing Date shall occur which would result in any Stockholder or group acquiring 49.9% or more of any class of Stock of such Person, or that any Person (or group of Persons acting in concert) shall otherwise acquire, directly or indirectly (including through Affiliates), the power to elect a majority of the board of directors or managers of such Person or otherwise direct the management or affairs of such Person by obtaining proxies, entering into voting agreements or trusts, acquiring securities or otherwise.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, customs or other duties, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the employees, payroll, income or gross receipts of a Credit Party, (iv) the ownership or use of any assets by a Credit Party, or (v) any other aspect of a Credit Party’s business.

“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“Closing Date” means the Business Day on which the conditions precedent set forth in Article VI have been satisfied or specifically waived in writing by Lender, and the initial Loans has been made.

“Collateral” has the meaning assigned to it in Section 10.1.

“Collateral Account” means an account in Lender’s name under the dominion and control of Lender maintained at a financial institution acceptable to Lender into which all cash, checks, notes, drafts and other similar items relating to or constituting Proceeds of or payments made in respect of any Collateral shall be deposited.

“Contract Rate” means an interest rate per annum equal to the sum of (i) the Prime Rate plus (ii) two and three/quarters percent (2.75%).

“Contracts” means all the contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corporate Credit Party” means each Credit Party which is not a natural Person.

“Credit Documents” means this Agreement, each Pledge Agreement, the Note, each Guaranty, each Power of Attorney, each Mortgage, each Life Insurance Assignment, each Subordination Agreement, each Intellectual Property Security Agreement, and all other documents, instruments and agreements now or hereafter executed and/or delivered in connection herewith or therewith.

“Credit Parties” means each Borrower and each other Person (other than Lender) that is or may become a party to this Agreement or any other Credit Document.

“Default” means any act or event which, with the giving of notice or passage of time or both, would unless cured or waived would become an Event of Default.

“Default Rate” means the sum of (a) the interest rate or fee in effect from time to time as respects each Loan and (b) five percent (5%)].

“Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC, now or hereafter held in the name of any Person.

“Dilution” means the reduction of Accounts for any reason other than cash collections, including but not limited to credit memos, bad debt write offs, discounts, allowances and returns.

“Dilution Reserve” means two times the amount of increase in Dilution which shall be tested upon the earlier of (a) every 6 months or (b) each field examination.

“Disbursement Accounts” has the meaning set forth in Schedule IV.

“Disclosure Schedules” means the Disclosure Schedules prepared by Borrowers and denominated as Disclosure Schedules 7.2 through 9(e) in the Index of Exhibits and Schedules to this Agreement.

“Documents” means all “documents,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Eligible Accounts” means and includes each Account of each Borrower which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed; (b) merchandise or services shall not have been repossessed, returned, rejected or disputed by the Account Debtor and there shall not have been asserted any offset, defense or counterclaim; (c) continues to be in full conformity with the representations and warranties made by any Borrower to Lender with respect thereto; (d) Lender is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended; (e) there are no facts existing or threatened which are likely to result in any adverse change in an Account Debtor’s financial condition; (f) is documented by an invoice in a form approved by Lender and shall not be unpaid more than ninety (90) days from invoice date; (g) less than thirty-three percent (33%) of the unpaid amount of invoices due from such Account Debtor remain unpaid more than ninety (90) days from invoice date; (h) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Account unless such instrument is duly endorsed to and in possession of Lender or represents a check in payment of an Account; (i) if the Account Debtor is located outside of the United States, the goods which gave rise to such Account were shipped after receipt by a Borrower from or on behalf of the Account Debtor of an irrevocable letter of credit, assigned and delivered to Lender and confirmed by a financial institution acceptable to Lender or acceptable credit insurance and is in form and substance acceptable to Lender, payable in the full amount of the Account in United States dollars at a place of payment located within the United States; (j) Lender has a first priority perfected Lien in such Account and such Account is not subject to any other Lien other than Permitted Liens; (k) does not arise out of transactions with any individual, employee, officer, agent, director, stockholder or Affiliate of a Borrower; (l) is payable to a Borrower; (m) does not arise with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale, credit card sale, or other terms by reason of which the payment by the Account Debtor may be conditional; (n) is not an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; (o) does not arise out of a bill and hold sale prior to shipment (p) does not arise out of a sale to any Person to which any Borrower is indebted, unless the amount of such indebtedness, and any anticipated indebtedness, is deducted in determining the face amount of such Account; (q) is net of any returns, discounts, claims, credits, retainage and allowances; (r) if the Account arises out of contracts between a Borrower and the United States, any state, or any department, agency or instrumentality of any of them, such Borrower has so notified Lender, in writing, prior to the creation of such Account, and, if Lender so requests, there has been compliance with any governmental notice or approval requirements, including compliance with the Federal Assignment of Claims Act; (s) is a good and valid unbonded account representing an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by a Borrower, or work, labor and/or services rendered by a Borrower; (t) the total unpaid Accounts from such Account Debtor does not exceed the “Concentration Limit” which means: (a) for any Account Debtor selected by the Borrowers, thirty percent (30%) of all Eligible Accounts provided that Accounts from any two (2) Account Debtors do not exceed fifty percent (50%) of all Eligible Accounts; and (b) for all other Account Debtors not selected by the Borrowers in subsection (a), twenty percent (20%) but only the excess above the applicable percentage shall be excluded from Eligible Accounts; (u) does not arise out of progress billings prior to completion of the order which are not reported on the Borrowing Base Certificate; (v) such Borrower’s right to payment is absolute and not contingent upon the fulfillment of any condition whatsoever or any special order, terms or conditions; (w) a Borrower is able to bring suit and enforce its remedies against the Account Debtor through judicial process; (x) does not represent interest payments, late or finance charges, service charges, taxes owing to or payable by Borrower; and (y) is otherwise satisfactory to Lender as determined in good faith by Lender in the reasonable exercise of its discretion.

“Eligible Inventory” means Inventory owned by a Borrower which Lender, in its sole and absolute discretion, determines: (a) is subject to a first priority perfected Lien in favor of Lender and is subject to no other Liens whatsoever other than Permitted Liens; (b) is located on premises owned or operated by a Borrower in the United States; (c) is located on premises with respect to which Lender has received a landlord, mortgagee or warehouse agreement acceptable in form and substance to Lender; (d) is not in transit; (e) is not covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory has been delivered to Lender; (f) is in good condition and meets all standards imposed by any governmental agency, or department or division thereof having regulatory Governmental Authority over such Inventory, its use or sale including the Federal Fair Labor Standards Act of 1938 as amended, and all rules, regulations and orders thereunder; (g) is currently either usable or saleable in the normal course of a Borrower’s business; (h) is not placed by a Borrower on consignment or held by a Borrower on consignment from another Person; (i) is in conformity with the representations and warranties made by a Borrower to Lender with respect thereto; (j) is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties; (k) does not require the consent of any Person for the completion of manufacture, sale or other disposition of such Inventory by Lender following an Event of Default and such completion, manufacture or sale does not constitute a breach or default under any contract or agreement to which a Borrower is a party or to which such Inventory is or may be subject; (l) is not a special order, work-in-process or raw materials or packaging, or sample inventory; (m) is covered by casualty insurance acceptable to Lender; and (n) not to be ineligible for any other reason.

“Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages of whatever nature, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand of whatever nature by any Person, and which relate to any health or safety condition regulated under any Environmental Law, environmental permits or in connection with any Release, threatened Release, or the presence of a Hazardous Material.

“Equipment” means all “equipment” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(b) of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party of any liability with respect to any withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party of any notice, or the receipt by any Multiemployer Plan from any Credit Party of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning set forth in Section 12.1.

“Financial Statements” means income statement, balance sheet, and statement of cash flows of each Borrower, internally prepared for each Fiscal Month, and audited financial statements of Digirad Corporation for each Fiscal Year, prepared in accordance with GAAP.

“Fiscal Month” means any of the monthly accounting periods of each Credit Party.

“Fiscal Year” means the 12 month period of each Credit Party ending December 31 of each year. Subsequent changes of the fiscal year of each Credit Party shall not change the term “Fiscal Year” unless Lender shall consent in writing to such change.

“Fixtures” means all “fixtures” as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“GAAP” means generally accepted accounting principles, practices and procedures in effect from time to time in the United States of America.

“General Intangibles” means all “general intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any Person including all right, title and interest which such Person may now or hereafter have in or under any Contract, all Payment Intangibles, customer lists, Licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, and rights of indemnification.

“Goods” means all “goods”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including embedded software to the extent included in “goods” as defined in the UCC.

“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guaranteeing Person (whether or not contingent): (i) to purchase or repurchase any such primary obligation; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.

“Guarantor” means each Person (in addition to a Corporate Credit Party as provided herein) which executes a guaranty or a support, put or other similar agreement in favor of Lender in connection with the transactions contemplated by this Agreement.

“Guaranty” means any agreement to perform all or any portion of the Obligations on behalf of any Borrower, in favor of, and in form and substance satisfactory to, Lender, together with all amendments, modifications and supplements thereto, and shall refer to such Guaranty as the same may be in effect at the time such reference becomes operative, including but not limited to those provisions of Sections 13.5, 13.6, 13.7, 13.8, 13.9, 13.10 and 13.11 hereof.

“Hazardous Material” means any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Hazardous Waste” has the meaning ascribed to such term in the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et. seq.).

“Indebtedness” of any Person means: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business and not more than 60 days past due); (ii) all obligations evidenced by notes, bonds, debentures or similar instruments; (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all obligations under capital leases; (v) all Guaranteed Indebtedness; (vi) all Indebtedness referred to in clauses (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (vii) the Obligations; and (viii) all liabilities under Title III of ERISA.

“Indemnified Person” has the meaning given to such term in Section 13.3(b).

“Initial Borrowers” has the meaning set forth in the preamble to this Agreement.

“Instruments” means all “instruments”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all certificated securities and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, patents, patent registrations, copyrights, copyright registrations, trademarks, trademark registrations, trade secrets, domain names, website addresses and customer lists.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement in the form of Exhibit I made in favor of Lender by each applicable Credit Party.

“Intercreditor Agreement” means any intercreditor and subordination agreement accepted by Lender from time to time.

“Inventory” means all “inventory”, as such term is defined in the UCC, now or hereafter owned or acquired by any Person, wherever located.

“Inventory Availability” means the amount of Revolving Credit Advances against Eligible Inventory Lender may from time to time make available to Borrowers up to the lesser of (a) $500,000, or (b) up to fifty percent (50%) of the value of Borrowers’ Eligible Inventory (calculated on the basis of the lower of cost or market, on a first-in first-out basis) or (c) the amount of Accounts Availability.

“Investment Property” means all “investment property”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located.

“IRC” and “IRS” means respectively, the Internal Revenue Code of 1986 and the Internal Revenue Service, and any successors thereto.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590, as the same may be amended from time to time.

“LC Issuer” shall mean a commercial bank or other financial institution selected by Lender, in is discretion, to issue Letters of Credit pursuant to this Agreement.

“Lender” has the meaning set forth in the preamble to this Agreement and if Lender shall decide to assign or syndicate any of the Obligations such term shall include such assignee or such other members of the syndicate.

“Letter of Credit” and “L/C” means a letter of credit issued by an LC Issuer for Lender’s account, at the request of Borrowing Representative and on behalf of a Borrower containing terms and conditions satisfactory to Lender, which letter of credit may either be a commercial letter of credit or standby letter of credit.

“Letter of Credit Fee” has the meaning set forth in Schedule I.

“Letter of Credit Obligations” means all outstanding obligations (including all duty, freight, taxes, costs, insurance and any other charges and expenses) incurred by Lender, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance or guarantee, by Lender or another, of Letters of Credit or Letters of Guaranty, all as further set forth in Schedule I.

“Letter-of-Credit Rights” has the meaning given to “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is at the time entitled to demand payment or performance.

“Letters of Guaranty” and “L/G” means a letter of guaranty issued by Lender for the account of a Borrower guarantying payment of the purchase price of the goods financed thereby, containing terms and conditions satisfactory to Lender.

“License” means any rights under any written agreement now or hereafter acquired by any Person to use any trademark, trademark registration, copyright, copyright registration or invention for which a patent is in existence or other license of rights or interests now held or hereafter acquired by any Person.

“Lien” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, security interest, charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Life Insurance Assignment” means an Assignment of Life Insurance Policy as Collateral to be executed by the owner and the beneficiary thereof, in form and substance satisfactory to Lender, granting Lender a Lien on the Life Insurance Policy to secure payment of the Obligations, as may be requested by Lender from time to time.

“Life Insurance Policy” means, the life insurance policy[ies] maintained by Initial Borrower upon the life of Matthew Mosher with the death benefit[s] thereunder of at least $2,000,000.

“Litigation” means any claim, lawsuit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.

“Loans” means the Revolving Credit Advances and all extensions of credit hereunder or under any Credit Document, including Letter of Credit Obligations.

“LSVM Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of April 1, 2019, by and among ATRM Holdings, Inc., Lone Star Value Management, LLC and Jeffrey E. Eberwein.

“Margin Stock” has the meaning set forth in Section 7.8.

“Material Adverse Effect” means a material adverse effect on (a) the condition, operations, assets or business of any Credit Party, (b) any Credit Party’s ability to pay or perform the Obligations in accordance with the terms hereof or any Credit Document, (c) the value of the Collateral, the Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Lender’s rights and remedies under this Agreement and the Credit Documents.

“Maturity Date” means the earlier of (a) January 1, 2022 or (b) the termination, maturity or repayment of the Star Credit Facility.

“Maximum Legal Rate” shall have the meaning given to such term in Section 5.1(a)(iv).

“Maximum Revolving Amount” means $3,000,000.

“Minimum Actionable Amount” means $10,000.

“Minimum Average Monthly Loan Amount” means 50% of the Maximum Revolving Amount.

“Mortgage” means collectively, any mortgage or deed of trust and assignment of leases which is executed in favor of Lender to secure the Obligations, including but not limited to the Mortgage and Assignment of Leases on the Real Estate.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a) (3) of ERISA, to which any Credit Party is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Note” means the promissory note of Borrowers executed in favor of Lender substantially in the form of Exhibit A.

“Obligations” means all obligations under any Guaranty and all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to Lender (or any corporation that directly or indirectly controls or is controlled by or is under common control with Lender) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including any debt, liability or obligation owing from any Credit Party to others which Lender may have obtained by assignment or otherwise and further including all interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), charges or any other payments any Credit Party is required to make by law or otherwise arising under or as a result of this Agreement or any other Credit Document, together with all reasonable expenses and reasonable attorneys’ fees chargeable to any Borrower’s account or incurred by Lender in connection with any Borrower’s account whether provided for herein or in any Credit Agreement. The term includes the definition of “Obligations” as defined in any Credit Documents which evidence the Star Credit Facility. The term also includes the definition of “Obligations” as defined in the Loan and Security Agreement dated February 23, 2016, as amended executed by some of the Credit Parties herein and Lender.

“Pass Thru Distributions” mean dividends declared and paid by a Credit Party to its Stockholders, or which could have been declared and paid by a Credit Party, in an amount not to exceed the Pass Thru Tax Liabilities.

“Pass Thru Tax Liabilities” means the amount of state and federal income tax paid or to be paid by a Credit Party’s Stockholders on taxable income earned by such Credit Party and attributable to the Stockholder as a result of such Credit Party’s status as a disregarded entity for tax purposes, assuming the highest marginal income tax rate for federal and state (for the state or states in which any Stockholder is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to Stockholders from or through a Credit Party.

“Payment Intangible” has the meaning give to the term “payment intangible” in the UCC and in any event shall include, a General Intangible under which the Account Debtor’s principal obligation is a monetary obligation.

“Payment Office” means 8 West 40th Street, 14th Floor, New York, New York 10018 or such other place as Lender may from time to time designate in writing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” means the following Liens: (i) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 7.10; (ii) pledges or deposits securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of any Credit Party; (v) inchoate and unperfected workers’, mechanics’, or similar liens arising in the ordinary course of business so long as such Liens attach only to Equipment, fixtures or real estate; (vi) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable in an outstanding aggregate amount not in excess of the Minimum Actionable Amount at any time so long as such Liens attach only to Inventory; (vii) deposits of money securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (viii)  zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate; (ix) Purchase Money Liens securing Purchase Money Indebtedness (or rent) to the extent permitted under Article IX(b); (x) Liens in existence on the Closing Date as disclosed on Disclosure Schedule 9(e) provided that no such Lien is spread to cover additional property after the Closing Date and the amount of Indebtedness secured thereby is not increased; and (xi) Liens in favor of Lender securing the Obligations.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title III of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which a Credit Party is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means each pledge agreement in favor of Lender by any Credit Party.

“Prime Rate” means the “prime rate” which from time to time published in the “Money Rates” column of The Wall Street Journal (Eastern Edition, New York Metro); provided, however, if the Money Rates column of The Wall Street Journal (Eastern Edition, New York Metro) ceases to be published or otherwise does not designate a “prime rate” as of a Business Day, Lender has the right to obtain such information from a similar business publication of its selection. The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate.

“Proceeds” means “proceeds”, as such term is defined in the UCC and, in any event, shall include: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party or any other Person from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to a Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, governmental authority, bureau or agency (or any person acting under color of governmental authority); (c) any claim of a Credit Party against third parties (i) for past, present or future infringement of any Intellectual Property or (ii) for past, present or future infringement or dilution of any trademark or trademark license or for injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark License; (d) any recoveries by a Credit Party against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock; (f) all amounts related to equity investment or temporary indebtedness and (g) any and all other amounts , rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Projections” means as of any date the balance sheet, statements of income and cash flow for Credit Parties and Subsidiaries (including forecasted Capital Expenditures) (a) by month for the next Fiscal Year, and (b) by year for the following three Fiscal Years, in each case prepared in a manner consistent with GAAP and accompanied by senior management’s discussion and analysis of such plan.

“Purchase Money Indebtedness” means (a) any Indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset, (b) any Indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

“Purchase Money Lien” means any Lien upon any fixed assets which secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

“Real Estate” means the real property and the improvements thereon located at (a) 300 Park Street. South Paris, Maine 04281, (b) 947 Waterford Road, Waterford, Maine 04088 , and (c) 56 Mechanic Falls Road, Oxford, Maine 04270.

“Real Property” has the meaning assigned to it in Section 7.6.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Requirement of Law” means as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means reserves including the Dilution Reserve, established by Lender from time to time in its good faith credit judgment, including to protect Lender’s interest in the Collateral, to protect Lender against possible non-payment of Accounts for any reason by Account Debtors, to protect against the diminution in value of any Collateral, to protect Lender against the possible non-payment of any Obligations, to protect Lender for any unpaid taxes, to protect Lender in respect of any state of facts that could constitute a Default or Event of Default and to protect Lender for any Letter of Credit Obligations.

“Restricted Payment” means: (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Credit Party’s Stock; (ii) any payment or distribution made in respect of any Subordinated Debt of any Credit Party in violation of any Subordination Agreement or other agreement made in favor of Lender; (iii) any payment on account of the purchase, redemption, defeasance or other retirement of any Credit Party’s Stock or Indebtedness or any other payment or distribution made in respect of any thereof, either directly or indirectly, other than payment of Indebtedness to trade creditors incurred in the ordinary course of business consistent with past practice; or (iv) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person which is not expressly and specifically permitted in this Agreement or in a Credit Document; provided, that no payment to Lender shall constitute a Restricted Payment and no payments to Jeffrey E. Eberwein pursuant to the LSVM Purchase Agreement shall constitute a Restricted Payment following compliance with the subordination provisions in Paragraph 3 of the Tenth Agreement of Amendment to Loan and Security Agreement dated April 1, 2019 by and among KBS Builders, Inc., ATRM Holdings, Inc., and Lender provided that such payments to Jeffrey E. Eberwein are made by Digirad Corporation.

“Revolving Credit Advances” shall have the meaning given to such term in Section 2.1(a).

“Software” means all “software” as such term is defined in the UCC, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Star Credit Facility” means the credit facility granted by Lender to Star Real Estate Holdings USA, Inc., a Delaware corporation, 300 Park Street, LLC, a Delaware limited liability company, 947 Waterford Road, LLC, a Delaware limited liability company and 56 Mechanic Falls Road, LLC, a Delaware limited liability company in a certain Loan and Security Agreement dated of even date executed by the Corporate Credit Parties hereto as it may be subsequently amended.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means each holder of Stock of Borrower.

“Subordinated Debt” means any note, document, instrument or agreement now or any time hereafter executed and/or delivered by any Credit Party with or in favor of any Subordinated Lender which evidences the principal, interest and other amounts owed by a Credit Party to such Subordinated Lender.

“Subordinated Lender” means collectively, any Person who enters into a Subordination Agreement with Lender with respect to amounts owed by any Credit Party to such Subordinated Lender, including but not limited to Lone Star Value Co-Invest I, LP, Lone Star Value Management, Inc., Star Procurement, Inc., Digirad Corporation, ATRM Holdings, Inc., and Premier Bank.

“Subordination Agreement” means collectively, all intercreditor and subordination agreements accepted by Lender from time to time with respect to Indebtedness of any Credit Party, including but not limited to those from a Subordinated Lender.

“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or manager or may exercise the powers of a general partner or manager.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the UCC, including Letter-of-Credit Rights or secondary obligations that supports the payment or performance of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Tangible Net Worth” shall mean, with respect to any Person, at any date, the total assets (excluding any assets attributable to any issuances by such Person of any Stock after the Closing Date and excluding any intangible assets and loans made to any officer, director, shareholder or employee of such Person) minus the total liabilities (excluding Subordinated Debt), in each case, of such Person at such date determined in accordance with GAAP, except as otherwise defined for purposes of the Financial Covenants set forth on Schedule III.

“Term” means the Closing Date through the Maturity Date subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder.

“Termination Date” means the date on which all Obligations under this Agreement are indefeasibly paid in full, in cash (other than amounts in respect of Letter of Credit Obligations if any, then outstanding, provided that a Borrower has funded such amounts in cash in full into the Cash Collateral Account), and no Borrower shall have any further right to borrow any moneys or obtain other Loans or financial accommodations under this Agreement.

“UCC” means the Uniform Commercial Code as the same may, from time be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that UCC is used to define any term herein or in any Credit Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Uniform Customs” means with respect to a documentary Letter of Credit the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time and with respect to a standby Letter of Credit, the International Standby Practices, ISP.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title III of ERISA.

1.2                    Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP and all financial computations shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied.

1.3                    Other Terms. All other terms used in this Agreement and defined in the UCC, shall have the meaning given therein unless otherwise defined herein.

1.4                    Rules of Construction. All Schedules, Addenda and Exhibits hereto or expressly identified to this Agreement are incorporated herein by reference and taken together with this Agreement constitute but a single agreement. The words “herein”, hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules thereto, as the same may be from time to time amended, modified, restated or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The term “or” is not exclusive. The term “including” (or any form thereof) shall not be limiting or exclusive. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references in this Agreement or in the Schedules to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement. All references to any instruments or agreements, including references to any of this Agreement or any of the other Credit Documents shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II.	LOANS

2.1                    Revolving Credit Advances.

(a)               Subject to the terms and conditions set forth herein and in the Credit Documents, Lender may, in its sole discretion, make revolving credit advances (the “Revolving Credit Advances”) to Borrowers from time to time during the Term which, in the aggregate at any time outstanding together with all outstanding Letter of Credit Obligations, will not exceed the lesser of (x) the Maximum Revolving Amount or (y) an amount equal to the Borrowing Base.

(b)               Notwithstanding the limitations set forth above, Lender retains the right to lend Borrowers from time to time such amounts in excess of such limitations as Lender may determine in its sole discretion.

(c)               Each Borrower acknowledges that the exercise of Lender’s discretionary rights hereunder may result during the term of this Agreement in one or more increases or decreases in the advance percentages used in determining Accounts Availability, and Inventory Availability and each Borrower hereby consents to any such increases or decreases which may limit or restrict advances requested by Borrower.

(d)               If any Borrower does not pay any interest, fees, costs or charges to Lender when due, Borrowers shall thereby be deemed to have requested, and Lender is hereby authorized at its discretion to make and charge to any Borrower’s account, a Revolving Credit Advance as of such date in an amount equal to such unpaid interest, fees, costs or charges.

(e)               If any Credit Party at any time fails to perform or observe any of the covenants contained in this Agreement or any other Credit Document, Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of such Credit Party (or, at Lender’s option, in Lender’s name) and may, but need not, take any and all other actions which Lender may deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to Account Debtors, lessors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments). The amount of all monies expended and all costs and expenses (including attorneys’ fees and legal expenses) incurred by Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender shall be charged to any Borrower’s account as a Revolving Credit Advance and added to the Obligations. To facilitate Lender’s performance or observance of such covenants of Credit Parties, each Credit Party hereby irrevocably appoints Lender, or Lender’s delegate, acting alone, as such Credit Party’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of such Credit Party any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed delivered or endorsed by such Credit Party.

(f)                Lender is authorized by Borrowers to record on its books or records the date, principal amount, amount and date of all payments of principal of and interest on each Loan, and the outstanding principal balance of the Loans and such recordation shall constitute prima facie evidence as to all such information contained therein. Lender shall provide Borrowing Representative on a monthly basis with a statement and accounting of such recordations but any failure on the part of Lender to keep such recordation (or any errors therein) or to send a statement thereof to Borrowing Representative shall not limit or otherwise affect the obligation of any Borrower to repay (with applicable interest) any Loans. Except to the extent that Borrowing Representative shall, within thirty (30) days after such statement and accounting is sent, notify Lender in writing of any objection any Borrower may have thereto (stating with particularity the basis for such objection), such statement and accounting shall be deemed final, binding and conclusive upon Borrowers, absent manifest error. The Loans made by Lender will be evidenced by a Note. Each Borrower will execute the Note simultaneously with the execution of this Agreement.

(g)               During the Term, each Borrower may borrow, prepay and reborrow Revolving Credit Advances, all in accordance with the terms and conditions hereof.

(h)               Subject to the terms and conditions of this Agreement including Schedule I, Borrowing Representative on behalf of each Borrower may request and Lender may agree to incur Letter of Credit Obligations.

III.	REPAYMENT

3.1                    Repayment of the Revolving Credit Advances. Borrowers shall be required to (a) make a mandatory repayment hereunder at any time that the aggregate outstanding principal balance of the Revolving Credit Advances made by Lender to Borrowers hereunder is in excess of the Borrowing Base and/or Maximum Revolving Amount, in an amount equal to such excess, and (b) repay on the expiration of the Term (i) the then aggregate outstanding principal balance of Revolving Credit Advances made by Lender to Borrowers hereunder together with accrued and unpaid interest, fees and charges and (ii) all other amounts owed Lender under this Agreement and the Credit Documents. Any payments of principal, interest, fees or any other amounts payable hereunder or under any Credit Document shall be made prior to 12:00 noon (New York time) on the due date thereof in immediately available funds.

IV.	PROCEDURES

4.1                    Procedure for Revolving Credit Advances. Borrowing Representative on behalf of each Borrower may by written or telephonic notice request a borrowing of Revolving Credit Advances prior to 11:00 a.m. (New York time) on the Business Day of its request to incur, on that day, a Revolving Credit Advance. All Revolving Credit Advances shall be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrowers to Lender, shall be charged to Borrowers’ account on Lender’s books. The proceeds of each Revolving Credit Advance made by Lender shall be made available to Borrowers on the Business Day so requested by way of credit to the applicable Borrower’s operating account maintained with such bank as Borrowing Representative designated to Lender. Any and all Obligations due and owing hereunder may be charged to Borrowers’ account and shall constitute Revolving Credit Advances.

V.	INTEREST AND FEES

5.1                    Interest and Fees.

(a)               Interest.

(i)                 Except as modified by Section 5.1(a)(iii) below, Borrowers shall pay interest on the unpaid principal balance of the Loans for each day they are outstanding at the Contract Rate.

(ii)              Interest and fees shall be computed on the basis of actual days elapsed in a year of 360 days. Interest shall be payable in arrears on the last day of each month and upon termination of this Agreement, or, at Lender’s option, Lender may charge Borrowers’ account for said interest.

(iii)            Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Contract Rate and the Letter of Credit Fee shall automatically be increased to the Default Rate, and all outstanding Obligations, including unpaid interest and Letter of Credit Fees, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

(iv)             Notwithstanding the foregoing, in no event shall the aggregate interest exceed the maximum rate permitted under any applicable law or regulation, as in effect from time to time (the “Maximum Legal Rate”) and if any provision of this Agreement or Credit Document is in contravention of any such law or regulation, interest payable under this Agreement and each Credit Document shall be computed on the basis of the Maximum Legal Rate (so that such interest will not exceed the Maximum Legal Rate) and once the amount of interest payable hereunder or under the Credit Documents is less than the Maximum Legal Rate, Lender shall not reduce interest payable hereunder or any Credit Document below the amount computed based upon the Maximum Legal Rate until the aggregate amount of interest paid equals the amount of interest which would have been payable if the Maximum Legal Rate had not been imposed.

(v)               Borrowers shall pay principal, interest and all other amounts payable hereunder, or under any Credit Document, without any deduction whatsoever, including any deduction for any set-off or counterclaim.

(b)	Fees.

(i)                 Minimum Loan Fee. In the event the average closing daily unpaid balances of all Loans hereunder during any calendar month is less than the Minimum Average Monthly Loan Amount, Borrowers shall pay to Lender a minimum loan fee at a rate per annum equal to the Contract Rate on the amount by which the Minimum Average Monthly Loan Amount exceeds such average closing daily unpaid balances. Such fee shall be charged to Borrower’s account on the first day of each month with respect to the prior month.

(ii)              Facility Fee. Borrowers hereby agree to pay Lender a facility fee in an amount equal to one and one-half percent (1.5%) of the Maximum Revolving Amount on the Closing Date and on each anniversary of the Closing Date which occurs prior to the Maturity Date. The facility fee for the period ending on the Maturity Date shall be deemed fully earned on the Closing Date and shall be payable by a charge to Borrower’s account upon the earlier of each anniversary of the Closing Date or the termination of this Agreement for any reason.

(iii)            Collateral Monitoring Fee. Borrowers shall pay Lender a monthly collateral monitoring fee in an amount equal to one tenth of one percent (0.10%) of the Maximum Revolving Amount per month, payable on the Closing Date and on the first day of each month thereafter until the Maturity Date. The Collateral Monitoring Fee for each month ending prior to the Maturity Date shall be deemed fully earned on the Closing Date and shall be payable by a charge to Borrower’s account upon the earlier of the first day of each month during the Term or the termination of this Agreement for any reason.

(iv)             Field Examination Fee. Upon Lender’s performance of any collateral monitoring and/or verification including any field examination, collateral analysis or other business analysis, the need for which is to be determined by Lender and which monitoring is undertaken by Lender or for Lender’s benefit, an amount equal to the established rate by Lender from time to time which rate on the Closing Date is $1,250 per day for each person employed to perform such monitoring together with all costs, disbursements and expenses incurred by Lender and the person performing such collateral monitoring and/or verification shall be charged to Borrowers’ account.]

(v)               Collection Fees. For purposes of determining the balance of the Loans outstanding, Lender will credit (conditional upon final collection) all such payments to Borrowers’ account upon receipt by Lender of good funds in dollars of the United States of America in Lender’s account, provided, however, for purposes of computing interest on the Obligations, Lender will credit (conditional upon final collection) all such payments to Borrowers’ account three (3) Business Days after receipt by Lender of good funds in dollars of the United States of America in Lender’s account. Any amount received by Lender after 12:00 noon (New York time) on any Business Day shall be deemed received on the next Business Day.

(vi)             Overline/Overadvance Fees. Under circumstances where any Borrower requests Revolving Credit Advances which would exceed the Maximum Revolving Amount and/or the Borrowing Base, Lender may impose fees in connection therewith. Such fees shall include (i) a monthly fee in the amount of two and one-half percent (2.50%) of the greater of (A) the highest amount by which the amount Revolving Credit Advances during such month exceeds the Borrowing Base and (B) if any, the amount approved by Lender for such Revolving Credit Advance in excess of the Borrowing Base for such month and (ii) two and one-half percent (2.50%) of the greater of (A) the highest amount by which the Revolving Credit Advances during such month exceeds the Maximum Revolving Amount and (B) if any, the amount approved by Lender for such Revolving Credit Advances in excess of the Maximum Revolving Amount for such month. Such fees shall be payable on the first day of each month with respect to the preceding calendar month.

(vii)          Wire/Check Fee. For each wire transfer or check issued by Lender, on behalf of a Borrower, Borrowers shall pay Lender Lender’s standard fee for such service which fee is $45 as of the Closing Date.

VI.	CONDITIONS PRECEDENT

6.1                    Conditions Precedent to Initial Loans. Without limitation of the discretionary nature of each Loan hereunder, the initial Loan to be made by Lender shall be subject to the fulfillment (to the satisfaction of Lender) of each of the conditions precedent set forth on Schedule II.

6.2                    Conditions Precedent to each Loan. Without limitation of the discretionary nature of each Loan hereunder, each of the Loans (including the initial Loan) to be made by Lender shall be subject to the fulfillment (to the satisfaction of Lender) of each of the following conditions as of the date of each Loan:

(a)               Lender shall have received a Request for Loan for such Loan in form and in substance satisfactory to Lender;

(b)               The representations and warranties set forth in this Agreement and in the other Credit Documents, shall be true and correct in all material respects on and as of the date of such Loan with the same effect as though made on and as of such date, except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date;

(c)               No Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Loan;

(d)               Lender shall have received all fees due and payable on or prior to such date; and

(e)               All legal matters incident to such Loan shall be satisfactory to Lender and its counsel.

VII.	REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Lender to enter into this Agreement and to make the Loans, each Corporate Credit Party represents and warrants (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promises to and agrees with Lender until the Termination Date as follows:

7.1                    Corporate Existence; Compliance with Law. Each Corporate Credit Party: (a) is, as of the Closing Date, and will continue to be (i) a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) duly qualified to do business and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) in compliance with all Requirements of Law and Contractual Obligations, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) has and will continue to have (i) the requisite power and authority and the legal right to execute, deliver and perform its obligations under the Credit Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted, and (ii) all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over Borrowers which are necessary or appropriate for the conduct of its business, except to the extent failure to have any such licenses, permits, franchises, rights, powers, consents or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2                    Names; Organizational Information; Collateral Locations. Disclosure Schedule 7.2 sets forth each Corporate Credit Party’s name as it appears in official filing in the state of its incorporation or other organization, the type of entity of each Corporate Credit Party, the state of each Corporate Credit Party’s incorporation or organization and organizational identification number issued by each Corporate Credit Party’s state of incorporation or organization or a statement that no such number has been issued. The location of each Corporate Credit Party’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) are as set forth in Disclosure Schedule 7.2 and the Perfection Certificate submitted to Lender as attached hereto and, except as set forth in such Disclosure Schedule, such locations have not changed during the preceding twelve months. With respect to each of the premises identified in Disclosure Schedule 7.2 and the Perfection Certificate submitted to Lender as attached hereto, on or prior to the Closing Date a bailee, landlord or mortgagee agreement acceptable to Lender has been obtained. As of the Closing Date, during the prior five years, except as set forth in Disclosure Schedule 7.2, and the Perfection Certificate submitted to Lender as attached hereto, no Corporate Credit Party shall have been known as or conducted business in any other name (including trade names).

7.3                    Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, and the creation of all Liens provided for herein and therein: (a) are and will continue to be within such Credit Party’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of such Credit Party; (d) do not and will not result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person. As of the Closing Date, each Credit Document shall have been duly executed and delivered on behalf of each Credit Party, and each such Credit Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of each Credit Party, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

7.4                    Financial Statements and Projections; Books and Records.

(a)               The Financial Statements delivered by each Corporate Credit Party to Lender for its most recently ended Fiscal Year and Fiscal Quarter, are true, correct and complete and reflect fairly and accurately the financial condition of such Corporate Credit Party as of the date of each such Financial Statement in accordance with GAAP. Except as reflected in the Financial Statements and/or on Disclosure Schedule 9(b), no Corporate Credit Party has obligations for borrowed funds or long term capital leases or other liabilities for the payment of money except nominal accruals for operating expenses not exceeding $50,000 in the aggregate. The Projections most recently delivered by each Corporate Credit Party to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such Projections were prepared and as of the date delivered to Lender and all such assumptions are disclosed in the Projections.

(b)               Each Corporate Credit Party shall keep adequate Books and Records with respect to the Collateral and its business activities in which proper entries, reflecting all financial transactions, and payments and credits received on, and all other dealings with, the Collateral, will be made in accordance with GAAP and all Requirements of Law and on a basis consistent with the Financial Statements.

7.5                    Material Adverse Change. Between the date of each Corporate Credit Party’s most recent Financial Statements delivered to Lender and the Closing Date: (a) no Corporate Credit Party has incurred any obligations, contingent or non-contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Projections delivered on the Closing Date and which could, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) there has been no material deviation from such Projections; and (c) no events have occurred which alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation of any Corporate Credit Party has or have had or could reasonably be expected to have a Material Adverse Effect. No Corporate Credit Party is in default, and to each Corporate Credit Party’s knowledge no third party is in default, under or with respect to any of its Contractual Obligations, which alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

7.6                    Real Estate; Property. The real estate listed in Disclosure Schedule 7.6 constitutes all of the real property owned, leased, or used by each Corporate Credit Party in its business (the “Real Property”), and no Corporate Credit Party will execute any material agreement or contract in respect of such real estate after the date of this Agreement without giving Lender prompt prior written notice thereof. Each Corporate Credit Party holds and will continue to hold good and marketable fee simple title to all of its owned real estate, and good and marketable title to all of its other properties and assets, and valid and insurable leasehold interests in all of its leases (both as lessor and lessee, sublessee or assignee), and none of the properties and assets of any Corporate Credit Party are or will be subject to any Liens, except Permitted Liens.

7.7                    Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule 7.7, as of the Closing Date, no Corporate Credit Party has any Subsidiaries, is not engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Corporate Credit Party (including all rights to purchase, options, warrants or similar rights or agreements pursuant to which any Corporate Credit Party may be required to issue, sell, repurchase or redeem any of its Stock) as of the Closing Date is owned by each of the Stockholders (and in the amounts) set forth on Disclosure Schedule 7.7 or is disclosed on such Disclosure Schedule 7.7 as issued by a public company. All outstanding Indebtedness of each Corporate Credit Party as of the Closing Date is described in Disclosure Schedule 9(b).

7.8                    Government Regulation; Margin Regulations. No Corporate Credit Party is subject to or regulated under or any federal or state statute, rule or regulation that restricts or limits any Corporate Credit Party’s ability to incur Indebtedness, pledge its assets, or to perform its obligations under the Credit Documents. The making of a Loan, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Credit Documents do not and will not violate any Requirement of Law. No Corporate Credit Party is engaged, nor will it engage in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and hereafter in effect (such securities being referred to herein as “Margin Stock”). No Corporate Credit Party owns Margin Stock, and none of the proceeds of any Loan or other extensions of credit under any Credit Document will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock. No Corporate Credit Party will take or permit to be taken any action which might cause any Credit Document to violate any regulation of the Federal Reserve Board.

7.9                    Taxes; Charges. Except as disclosed on Disclosure Schedule 7.9 all tax returns, reports and statements required by any Governmental Authority to be filed by each Corporate Credit Party have, as of the Closing Date, been filed and will, until the Termination Date, be filed with the appropriate Governmental Authority and no tax Lien has been filed against each Corporate Credit Party or any of each Corporate Credit Party’s property. Proper and accurate amounts have been and will be withheld by each Corporate Credit Party from its employees for all periods in complete compliance with all Requirements of Law and such withholdings have and will be timely paid to the appropriate Governmental Authorities. Disclosure Schedule 7.9 sets forth as of the Closing Date those taxable years for which each Corporate Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule 7.9, no Corporate Credit Party nor its respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements or agreement extending the period of assessment of any Charges) or (b) to any Corporate Credit Party’s knowledge, as a transferee. As of the Closing Date, no Corporate Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

7.10                Payment of Obligations. Each Credit Party will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Charges and other obligations of whatever nature, except payments to vendors or suppliers in the ordinary course of business consistent with past practice or where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Credit Party and none of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.

7.11                ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other existing ERISA Events, could reasonably be expected to result in a liability of any Corporate Credit Party of more than the Minimum Actionable Amount. The present value of all accumulated benefit obligations of any Corporate Credit Party under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than the Minimum Actionable Amount, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Account Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by more than the Minimum Actionable Amount. No Corporate Credit Party has incurred or reasonably expects to incur any Withdrawal Liability in excess of the Minimum Actionable Amount.

7.12                Litigation. No Litigation is pending or, to the knowledge of any Corporate Credit Party, threatened by or against any Corporate Credit Party or against any Corporate Credit Party’s properties or revenues (a) with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule 7.12, as of the Closing Date there is no Litigation pending or, to the knowledge of any Corporate Credit Party, threatened against any Corporate Credit Party which seeks damages in excess of the Minimum Actionable Amount or injunctive relief or alleges criminal misconduct of any Corporate Credit Party. Each Corporate Credit Party shall notify Lender in writing within five (5) Business Days of learning of the existence, threat or commencement of any Litigation against any Corporate Credit Party or any Plan or any allegation of criminal misconduct against any Corporate Credit Party.

7.13                Intellectual Property. As of the Closing Date, all material Intellectual Property owned or used by each Corporate Credit Party is listed, together with application or registration numbers, where applicable, in Disclosure Schedule 7.13. Each Corporate Credit Party is the sole legal and beneficial owner, or is licensed on commercial terms to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect. Each Corporate Credit Party will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and each Corporate Credit Party will promptly patent or register, as the case may be, all new Intellectual Property material to the operation of their respective businesses where applicable and notify Lender in writing five (5) Business Days prior to filing any such new patent or registration. With respect to Intellectual Property licensed by each Corporate Credit Party, an agreement acceptable to Lender from the licensor of such Intellectual Property will be obtained permitting Lender to use such Intellectual Property or sell the Goods containing such Intellectual Property following the occurrence of a Default. No Corporate Credit Party is aware of any infringement on the Intellectual Property of any third party in the carrying on of its business in the normal course.

7.14                Full Disclosure. No information contained in any Credit Document, the Financial Statements or any written statement furnished by or on behalf of any Corporate Credit Party under any Credit Document, or to induce Lender to execute the Credit Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

7.15                Hazardous Materials. Except as set forth on Disclosure Schedule 7.15, as of the Closing Date, (a) each Real Property is maintained free of contamination from any Hazardous Material, (b) no Corporate Credit Party is subject to any Environmental Liabilities or, to any Corporate Credit Party’s knowledge, potential Environmental Liabilities, in excess of the Minimum Actionable Amount in the aggregate, (c) no notice has been received by any Corporate Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of any Corporate Credit Party, there are no facts, circumstances or conditions that may result in such Corporate Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (d) each Corporate Credit Party has provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Corporate Credit Party. Each Corporate Credit Party: (i) shall comply in all material respects with all applicable Environmental Laws and environmental permits; (ii) shall notify Lender in writing within seven days if and when it becomes aware of any Release, on, at, in, under, above, to, from or about any of its Real Property; and (iii) shall promptly forward to Lender a copy of any order, notice, permit, application, or any communication or report received by it or any Corporate Credit Party in connection with any such Release.

7.16                Insurance. As of the Closing Date, Disclosure Schedule 7.16 lists all insurance of any nature maintained for current occurrences by Borrowers, as well as a summary of the terms of such insurance. Each Corporate Credit Party other than Digirad Corporation shall deliver to Lender certified copies and endorsements to all of its (a) “All Risk” and business interruption insurance policies naming Lender as loss payee, and (b) general liability and other liability policies naming Lender as an additional insured. All policies of insurance on real and personal property will contain an endorsement, in form and substance acceptable to Lender, showing loss payable to Lender (Form 438 BFU or equivalent) and extra expense, replacement value for all occupied Real Estate locations and business interruption endorsements. Such endorsement, or an independent instrument furnished to Lender, will provide that the insurance companies will give Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of any Corporate Credit Party or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Each Borrower shall direct all present and future insurers under its “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Lender. If any insurance proceeds are paid by check, draft or other instrument payable to any Corporate Credit Party and Lender jointly, Lender may endorse each Corporate Credit Party’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender reserves the right at any time, upon review of any Corporate Credit Party’s risk profile, to require additional forms and limits of insurance. Each Corporate Credit Party shall, on each anniversary of the Closing Date and from time to time at Lender’s request, deliver to Lender a report by a reputable insurance broker, satisfactory to Lender, with respect to such Person’s insurance policies.

7.17                Deposit and Disbursement Accounts. Disclosure Schedule 7.17 lists all banks and other financial institutions at which each Corporate Credit Party, maintains deposits and/or other accounts and correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

7.18          Accounts. No Borrower has made, nor will any Borrower make, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by a Borrower and such other compromises or settlements in the ordinary course of its business consistent with historical practice and as previously disclosed to Lender in writing. With respect to the Accounts pledged as collateral pursuant to any Credit Document (a) the amounts shown on all invoices, statements and reports which may be delivered to the Lender with respect thereto are actually and absolutely owing to a Borrower as indicated thereon and are not in any way contingent; (b) no payments have been or shall be made thereon except payments immediately delivered to Lender as required hereunder; and (c) to each Corporate Credit Party’s knowledge all Account Debtors have the capacity to contract. As of the date of each Borrowing Base Certificate delivered to Lender, each Account listed thereon as an Eligible Account shall be an Eligible Account and all Inventory listed thereon as Eligible Inventory shall be Eligible Inventory. Each Borrower shall notify Lender promptly and in any event within two (2) Business Days after obtaining knowledge thereof (i) of any event or circumstance that to any Borrower’s knowledge would cause Lender to consider any then existing Account or Inventory as no longer constituting an Eligible Account or Eligible Inventory, as the case may be; (ii) of any material delay in any Borrower’s performance of any of its obligations to any Account Debtor; (iii) of any assertion by an Account Debtor of any material claims, offsets or counterclaims; (iv) of any allowances, credits and/or monies granted by any Borrower to any Account Debtor; (v) of all material adverse information relating to the financial condition of an Account Debtor; (vi) of any material return of goods; and (vii) of any loss, damage or destruction of any of the Collateral.

7.19                Conduct of Business. Each Corporate Credit Party (a) shall conduct its business substantially as now conducted or as otherwise permitted hereunder, and (b) shall at all times maintain, preserve and protect all of the Collateral where applicable and each Corporate Credit Party’s other property, used or useful in the conduct of its business and keep the same in good repair, working order and condition and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

7.20                Further Assurances. At any time and from time to time, upon the written request of Lender and at the sole expense of Credit Parties, each Credit Party shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable (a) to obtain the full benefits of this Agreement and the other Credit Documents, (b) to protect, preserve and maintain Lender’s rights in any Collateral, or (c) to enable Lender to exercise all or any of the rights and powers herein granted.

VIII.	FINANCIAL REPORTS; FINANCIAL COVENANTS

8.1                    Reports and Notices. From the Closing Date until the Termination Date, each Borrower shall deliver to Lender:

(a)               within twenty (20) days following the end of each Fiscal Month, a Monthly Statement Report of such Borrower in the form of Exhibit B as of the last day of the previous Fiscal Month;

(b)               within twenty (20) days following the end of each Fiscal Month, the Financial Statements for such Fiscal Month of such Borrower, which shall provide comparisons to budget and actual results for the corresponding period during the prior Fiscal Year, both on a monthly and year-to-date basis, and accompanied by a certification in the form of Exhibit D by the Chief Executive Officer or Chief Financial Officer of Borrowing Representative that such Financial Statements are complete and correct, that there was no Default (or specifying those Defaults of which he or she was aware), showing in reasonable detail the calculations used in determining compliance with the financial covenants hereunder; and containing such reporting information required and as set forth on Schedule VI certified as true and correct by the President or Chief Financial Officer of each Borrower;

(c)               within ninety (90) days following the close of each Fiscal Year, the Financial Statements of Digirad Corporation for such Fiscal Year prepared in accordance with GAAP and audited and certified by an independent certified accounting firm acceptable to Lender (as of the Closing Date, BDO USA, LLP shall be deemed acceptable to Lender) which shall provide comparisons to the prior Fiscal Year, and shall be accompanied by (i) a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants hereunder, (ii) a report from Digirad Corporation’s accountants to the effect that in connection with their audit examination nothing has come to their attention to cause them to believe that a Default has occurred or specifying those Defaults of which they are aware, and (iii) any management letter that may be issued;

(d)               at least thirty (30) days before the beginning of each Fiscal Year of each Borrower, the Projections, each in reasonable detail, representing such Borrower’s good faith Projections and certified by such Borrower’s President or Chief Financial Officer (or officers having corresponding functions and responsibilities) as being the most accurate Projections available and identical to the Projections used by such Borrower for internal planning purposes, together with such supporting schedules and information as Lender may in its discretion require;

(e)               together with each request for a Loan (but in no event later than the third day of each month) and at such intervals as Lender may request a Borrowing Base Certificate as of the last day of the immediately preceding Fiscal Month detailing eligible and ineligible Accounts, and Inventory of adjustment to the Formula Amount, and containing such reporting information required and as set forth on Schedule VI, certified as true and correct by the President or Chief Financial Officer of each Borrower;

(f)                together with each request for a Loan and accompanying each Borrowing Base Certificate (but in no event later than the third day of each month) and at such other intervals as Lender may require: (i) copies of all entries to the sales journal and the cash receipt journal; (ii) copies of all credit memos; (iii) copies of invoices randomly selected by Lender, together with information on balances, payments, and proof of delivery; and containing such reporting information required and as set forth on Schedule VI certified as true and correct by the President or Chief Financial Officer of each Borrower;

(g)               promptly following Lender’s request, receivable schedules, copies of invoices to Account Debtors, shipping documents, delivery receipts and such other material, reports, records or information as Lender may request;

(h)               promptly upon their distribution, copies of all financial statements, reports and proxy statements which any Borrower shall have sent to its stockholders, promptly after the sending or filing thereof, copies of all regular and periodic reports which any Credit Party shall file with the Securities and Exchange Commission or any national securities exchange; and

(i)                 each Borrower will cause each Guarantor to comply with the financial reporting requirements set forth in their respective Guaranties.

8.2                    Financial Covenants. No Borrower or Corporate Credit Party shall breach any of the financial covenants set forth in Schedule III.

8.3                    Other Reports and Information. Borrower Representative shall advise Lender promptly, in reasonable detail, of: (a) any Lien, other than Permitted Liens, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline; (b) any material change in the composition of the Collateral; and (c) the occurrence of any Default, Event of Default or other event which has had or could reasonably be expected to have a Material Adverse Effect. Each Corporate Credit Party shall, upon request of Lender, furnish to Lender such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of such Corporate Credit Party or the Collateral as Lender may request, all in reasonable detail. If any internally prepared financial information, including that required under Section 8.1 is unsatisfactory in any manner to Lender, Lender may request that the Borrower’s independent certified accountants review the same.

8.4                    Good Standing Certificates. Together with the delivery of the Financial Statements referred to in Section 8.1(c), each Corporate Credit Party shall provide to Lender a certificate of good standing from its state of incorporation or organization.

IX.	NEGATIVE COVENANTS

Each Corporate Credit Party, (other than Digirad Corporation, Lone Star Value Management, LLC and Lone Star Value Co-Invest I, LP) covenants and agrees that, without Lender’s prior written consent, from the Closing Date until the Termination Date, such Credit Party shall not, directly or indirectly, by operation of law or otherwise:

(a)               form any Subsidiary or merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or make any investment in or divide, or, except as provided in clause 9(c) below, loan or advance to, any Person;

(b)               cancel any debt owing to it or create, incur, assume, guaranty, or permit to exist any Indebtedness without the prior written consent of Lender, except: (i) the Obligations, (ii) Indebtedness existing as of the Closing Date set forth on Disclosure Schedule 9(b); provided, however, that payments to Lone Star Value Co-Invest I, LP, Lone Star Value Management, LLC and Jeffrey E. Eberwein set forth therein are otherwise restricted by the terms of their respective Subordination Agreement or by the terms of this Agreement and shall otherwise not be paid using the proceeds of the Loans, (iii) deferred taxes, (iv) by endorsement of instruments or items of payment for deposit to the general account of Borrower, (v) for Guaranteed Indebtedness incurred for the benefit of a Borrower if the primary obligation is permitted by this Agreement; (vi) Purchase Money Indebtedness; and (vii) Indebtedness to trade creditors and operating expense accruals in the normal course of business;

(c)               enter into any lending, borrowing or other commercial transaction with any of its employees, directors or Affiliates (including upstreaming and downstreaming of cash and intercompany loan and advances) other than (i) loans or advances to employees in the ordinary course of business in an aggregate outstanding amount not exceeding the Minimum Actionable Amount, or (ii) Subordinated Debt, (provided, however, that notwithstanding anything to the contrary in the preceding clauses (i) and (ii), or elsewhere herein, Digirad Corporation is not restricted in paying any obligations of its direct and indirect subsidiaries and, in particular, Digirad Corporation may pay these obligations by making either a (i) equity contribution to ATRM Holdings, Inc. or (ii) loan to ATRM Holdings, Inc. subject to the applicable Subordination Agreement to enable ATRM Holdings, Inc. to pay up to $300,000 of the expenses of each of KBS Builders, Inc. and EdgeBuilder, Inc./Glenbrook Building Supply, Inc. provided that: (x) prior notice together with copies of applicable invoice/statement is given to Lender; (y) there then exists no Event of Default at the time of such payment or as a result thereof; and (z) an overadvance is not created as a result of such payment);

(d)               make any changes in any of its business objectives, purposes, or operations which could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect or engage in any business other than that presently engaged in or proposed to be engaged in the Projections delivered to Lender on the Closing Date or amend its charter or by-laws or other organizational documents;

(e)               create or permit any Lien on any of its properties or assets, except for Permitted Liens;

(f)                sell, transfer, issue, convey, assign or otherwise dispose of any of its assets or properties, including its Accounts or any shares of its Stock (which restriction shall not apply to public sale of stock of Digirad Corporation) or engage in any sale-leaseback, synthetic lease or similar transaction (provided, that the foregoing shall not prohibit the sale of Inventory or obsolete or unnecessary Equipment in the ordinary course of its business);

(g)               change its name, state of incorporation or organization, chief executive office, corporate offices, warehouses or other Collateral locations, or location of its records concerning the Collateral, or acquire, lease or use any real estate after the Closing Date without such Corporate Credit Party, in each instance, giving thirty (30) days prior written notice thereof to Lender and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens upon the Collateral or store or hold any assets of another Person;

(h)               establish any depository or other bank account of any kind with any financial institution (other than the accounts set forth on Disclosure Schedule 7.17) without Lender’s prior written consent and then only after such Corporate Credit Party has implemented agreements with such bank or other institution and Lender acceptable to Lender; or

(i)                 make or permit any Restricted Payment other than (i) interest and principal, when due without acceleration or modification of the amortization as in effect on the Closing Date, under Indebtedness (not including Subordinated Debt, payments of which shall be permitted only in accordance with the terms of the relevant Subordination Agreement made in favor of Lender) described in Disclosure Schedule (9(b)) or otherwise permitted under Article IX(b)(vi) and (ii) so long as (x) the tax status of such Corporate Credit Party is a pass thru or disregarded entity within the meaning of the Internal Revenue Code of 1986, as amended, (y) no Default or Event of Default shall have occurred and be continuing and (z) after first providing such supporting documentation as Lender may request (including the personal state and federal tax returns of each Stockholder), such Credit Party may pay Pass Thru Distributions not exceeding Pass Thru Tax Liabilities. Payments to Stockholders shall be made so as to be available when the tax is due, including in respect of estimated tax payments.

X.	SECURITY INTEREST

10.1                Grant of Security Interest.

(a)               As collateral security for the prompt and complete payment and performance of all of the Obligations, each Corporate Credit Party executing this Agreement hereby grants to the Lender a security interest in and Lien upon all of its property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including all of the following property in which it now has or at any time in the future may acquire any right, title or interest: all Accounts; all Deposit Accounts and all funds on deposit therein; all cash and cash equivalents; all commodity contracts; all investments, Stock and Investment Property; all Inventory; all Equipment; all Goods; all Chattel Paper, all Documents; all Instruments; all Books and Records; all General Intangibles; each Life Insurance Policy; all Supporting Obligations; all Letter-of-Credit Rights; and to the extent not otherwise included, all Proceeds and products of all and any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing, but excluding in all events Hazardous Waste (all of the foregoing, together with any other collateral pledged to the Lender pursuant to any other Credit Document, collectively, the “Collateral”).

(b)               Each Corporate Credit Party executing this Agreement and Lender agree that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Lender. Each such Corporate Credit Party represents, warrants and promises to Lender that: (i) such Corporate Credit Party is the sole owner of each item of the Collateral upon which it purports to grant a Lien pursuant to the Credit Documents, and has good and marketable title thereto free and clear of any and all Liens or claims of others, other than Permitted Liens; (ii) the security interests granted pursuant to this Agreement will constitute valid perfected security interests in all of the Collateral in favor of Lender as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from such Corporate Credit Party (other than purchasers of Inventory in the ordinary course of business) and such security interests are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens which have priority by operation of law; and (iii) no effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens. Each Corporate Credit Party executing this Agreement promises to defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and each Corporate Credit Party shall take such actions, including (x) upon request by Lender, the prompt delivery of all negotiable Documents, original Instruments, Chattel Paper and certificated Stock owned by such Corporate Credit Party to Lender, (y) notification of Lender’s interest in Collateral at Lender’s request, and (z) the institution of litigation against third parties as shall be prudent in order to protect and preserve such Credit Party’s and Lender’s respective and several interests in the Collateral. Each Corporate Credit Party executing this Agreement shall mark its Books and Records pertaining to the Collateral to evidence the Credit Documents and the Liens granted under the Credit Documents. All Chattel Paper shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Gerber Finance Inc.”

(c)               Each Corporate Credit Party executing this Agreement shall obtain or use its best efforts to obtain waivers or subordinations of Liens from landlords and mortgagees, and each Corporate Credit Party shall in all instances obtain signed acknowledgments of Lender’s Liens from bailees having possession of such Corporate Credit Party’s Goods that they hold for the benefit of Lender.

(d)               Each Corporate Credit Party executing this Agreement shall obtain authenticated control letters from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for such Credit Party.

(e)               Each Corporate Credit Party executing this Agreement shall establish and maintain the cash management system described in Schedule IV. All payments on account of the Obligations required by Sections 3.1 and 10.2 hereof shall be made to or deposited in the blocked account described in Schedule IV in accordance with the terms thereof.

(f)                Each Corporate Credit Party executing this Agreement shall promptly, and in any event within two (2) Business Days after becoming a beneficiary under a letter of credit, notify Lender thereof and enter into a tri-party agreement with Lender and the issuer and/or confirmation bank with respect to Letter-of-Credit Rights assigning such Letter-of-Credit Rights to Lender and directing all payments thereunder to Lender, all in form and substance reasonably satisfactory to Lender.

(g)               Each Corporate Credit Party executing this Agreement shall take all steps necessary to grant Lender control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(h)               Each Corporate Credit Party executing this Agreement hereby irrevocably authorizes Lender at any time and from time to time to file in any filing office in any Uniform Commercial UCC jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (x) as all assets of such Corporate Credit Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (y) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Part 5 of Article 9 of the UCC or the filing office for acceptance of any financing statement or amendment, including whether each Corporate Credit Party is an organization, the type of organization and any organization identification number issued to each Corporate Credit Party, and in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Corporate Credit Party agrees to furnish any such information to Lender promptly upon request. Each Corporate Credit Party also ratifies its authorization for Lender to have filed any initial financing statements or amendments thereto if filed prior to the date hereof.

(i)                 Each Corporate Credit Party shall promptly, and in any event within two (2) Business Days after the same is acquired by it, notify Lender of any commercial tort claim (as defined in the UCC) acquired by it and unless otherwise consented by Lender, each Corporate Credit Party shall enter into a supplement to this Agreement, granting to Lender a Lien in such commercial tort claim.

(j)                 It is the intent of each Corporate Credit Party and Lender that none of the Collateral other than as set forth in the Mortgage, is or shall be regarded as Fixtures and each Corporate Credit Party represents and warrants that it has not made and is not bound by any lease or other agreement that is inconsistent with such intent. Nevertheless, if the Collateral or any part thereof is or is to become attached or affixed to any real estate, each Corporate Credit Party will, upon request, furnish Lender with a disclaimer or subordination in form satisfactory to Lender of their interests in the Collateral from all Persons having an interest in the real estate to which the Collateral is attached or affixed, together with the names and addresses of the record owners of, and all other persons having interest in, and a general description of, such real estate.

10.2                Lender’s Rights.

(a)               Lender may, (i) at any time in Lender’s own name or in the name of each Corporate Credit Party, communicate with Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Lender’s satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper or other Collateral, and (ii) at any time and without prior notice to any Corporate Credit Party notify Account Debtors, parties to Contracts, and obligors in respect of Chattel Paper, Instruments, or other Collateral that the Collateral has been assigned to Lender and that payments shall be made directly to Lender. Upon the request of Lender, each Corporate Credit Party shall so notify such Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral. Each Corporate Credit Party hereby constitutes Lender or Lender’s designee such Corporate Credit Party’s attorney with power to endorse such Corporate Credit Party’s name upon any notes, acceptance drafts, money orders or other evidences of payment or Collateral. The provisions of this Section as relate to KBS Builders, Inc. supplement those in Loan and Security Agreement dated February 23, 2016, as amended.

(b)               Each Corporate Credit Party shall remain liable under each Contract, Instrument and License to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any Person under any Contract, Instrument or License (between any Borrower and any Person other than Lender) by reason of or arising out of the execution, delivery or performance of this Agreement, and Lender shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of Borrower, (ii) to make any payment or inquiry, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Contract, Instrument or License.

(c)               Each Corporate Credit Party shall, with respect to each owned, leased, or controlled property (including public warehouses), during normal business hours and upon reasonable advance notice (unless a Default or Event of Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times): (i) provide access to such property to Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate; (ii) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts and copies from all of such Corporate Credit Party’s Books and Records; and (iii) permit Lender to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Lender considers advisable, and each Corporate Credit Party agrees to render to Lender, at Borrowers’ cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

(d)               After the occurrence and during the continuance of a Default or Event of Default, each Corporate Credit Party at its own expense, shall cause the certified public accountant then engaged by any Borrower to prepare and deliver to Lender at any time and from time to time, promptly upon Lender’s request, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) test verifications of such Accounts as Lender may request. Each Corporate Credit Party at its own expense, shall cause its certified independent public accountants to deliver to Lender the results of any physical verifications of all or any portion of the Inventory made or observed by such accountants when and if such verification is conducted. Lender shall be permitted to observe and consult with such Corporate Credit Party’s accountants in the performance of these tasks.

10.3          Lender’s Appointment as Attorney-in-Fact. On the Closing Date, each Corporate Credit Party shall execute and deliver a Power of Attorney in the form attached as Exhibit E. The power of attorney granted pursuant to the Power of Attorney and all powers granted under any Credit Document are powers coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on Lender under the Power of Attorney are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender agrees, except for the powers granted in clause (h) of the Power of Attorney, not to exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing. Each Corporate Credit Party authorizes Lender to file any financing or continuation statement without the signature of Borrowers to the extent permitted by applicable law. NONE OF LENDER OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO ANY GRANTOR FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

10.4          Grant of License to Use Intellectual Property Collateral. Each Corporate Credit Party hereby grants to Lender an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default) without payment of royalty or other compensation to any Corporate Credit Party to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by any Corporate Credit Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the Termination Date.

10.5          Terminations; Amendments Not Authorized. Each Corporate Credit Party executing this Agreement acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender, subject to Borrower’s rights under Section 9-509(d)(2) of the UCC.

10.6          Inspections. At all times during normal business hours and absent the occurrence of a Default or an Event of Default upon reasonable notice to Borrowing Representative, Lender shall have the right to (a) have access to, visit, inspect, review, evaluate and make physical verification and appraisals of each Borrower’s properties and the Collateral, (b) inspect, examine and copy (or take originals if necessary) and make extracts from such Borrower’s Books and Records, including management letters prepared by independent accountants, and (c) discuss with each Borrower’s principal officers, and independent accountants, each Borrower’s business, assets, liabilities, financial condition, results of operations and business prospects. Each Borrower will deliver to Lender any instrument necessary for Lender to obtain records from any service bureau maintaining records for such Borrower.

10.7          Inapplicability. The provisions of this Article (except Sections 10.5 and 10.6) do not apply to Digirad Corporation, Lone Star Value Management, LLC or Lone Star Value Co-Invest I, LP.

XI.	TERM

11.1          Term of Agreement. Any obligation of Lender to make Loans and extend their financial accommodations under this Agreement or any Credit Document shall continue in full force and effect until the expiration of the Term. The termination of the Agreement shall not affect any of Lender’s rights hereunder or any Credit Document and the provisions hereof and thereof shall continue to be fully operative until all transactions entered into, rights or interests created and the Obligations have been disposed of, concluded or liquidated. The Maturity Date shall be automatically extended for successive periods of one (1) year each unless (a) Borrowing Representative shall have provided Lender with a written notice of termination, at least sixty (60) days prior to the expiration of the Maturity Date or any renewal of the Maturity Date or (b) Lender provides written notice of termination to Borrowing Representative at least sixty (60) days prior to the expiration of the Maturity Date or any renewal of the Maturity Date. Notwithstanding the foregoing, Lender shall release its security interests at any time after thirty (30) days notice upon payment to it of all Obligations if each Credit Party shall have (i) provided Lender with an executed release of any and all claims which Credit Parties may have or thereafter have under this Agreement and/or any Credit Document and (ii) paid to Lender an amount equal to (A) the monthly interest on the Minimum Average Monthly Loan Amount calculated based on the interest rate in effect on the date of such payment multiplied by (B) the difference between (I) the number of full months from the Closing Date until the Maturity Date and (II) the number of full months which have elapsed from the Closing Date until the payment of the fee hereunder. In addition, Borrower shall pay to Lender the Collateral Monitoring Fee for each month from the date of repayment until the Maturity Date. These fees shall also be due and payable to Lender upon termination of this Agreement by Lender after the occurrence of an Event of Default.

11.2          [Intentionally Omitted]

11.3          Termination of Lien. The Liens and rights granted to Lender hereunder and any Credit Documents and the financing statements filed in connection herewith or therewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ account may from time to time be temporarily in a zero or credit position, until (a) all of the Obligations have been paid or performed in full after the termination of this Agreement or each Credit Party has furnished Lender with an indemnification satisfactory to Lender with respect thereto and (b) each Credit Party has an executed release of any and all claims which such Credit Party may have or thereafter have under this Agreement or any other Credit Document. Accordingly, each Credit Party waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to any Credit Party, or to file them with any filing office, unless and until this Agreement and the Credit Documents shall have been terminated in accordance with their terms and all Obligations paid in full in immediately available funds.

XII.	EVENTS OF DEFAULT

12.1          Events of Default. If any one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)               any Borrower shall fail to pay the principal of or interest on any Loan or any fees or other Obligations when and as the same shall become due and payable (whether at maturity, by acceleration or otherwise); or

(b)               any representation or warranty made or deemed made in or in connection with this Agreement or any other Credit Document or as an inducement to enter into this Agreement or any other Credit Document or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument or agreement furnished in connection with or pursuant to this Agreement or any other Credit Document shall prove to have been false or misleading in any material respect when made, deemed to be made or furnished; or

(c)               (i) Borrower or any other Corporate Credit Party shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in Article II, Sections 7.1, 7.3, 7.16, 7.17, 7.18, 7.19, 8.2 and Article IX of this Agreement; or (ii) Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any of the other covenants, promises, agreements, requirements, conditions or other terms or provisions contained in this Agreement (other than those set forth in the Sections referred to in clause (i) immediately above) or any of the other Loan Documents, regardless of whether such breach involves a covenant, promise, agreement, condition, requirement, term or provision with respect to a Credit Party that has not signed this Agreement, and such breach is not remediable or, if remediable, continues unremedied for a period of five (5) Business Days after the earlier to occur of (x) the date on which such breach is known or reasonably should have become known to any officer of any Borrower or such Credit Party and (y) the date on which Lender shall have notified any Borrower or such other Credit Party of such breach; or

(d)               this Agreement or any other Credit Document shall not be for any reason, or shall be asserted by any Credit Party not to be, in full force and effect in all material respects in accordance with its terms or the Lien granted or intended to be granted to Lender pursuant to this Agreement or any other Credit Document shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in this Agreement or another Credit Document); or

(e)               any judgment shall be rendered against any Credit Party or there shall be any attachment or execution against any of the assets or properties of any Credit Party, and such judgment, attachment or execution remains unpaid, unstayed or undismissed for a period of fourteen (14) days from the date of such judgment; or

(f)                any Credit Party shall be dissolved or shall generally not pay, or shall be generally unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted or a petition shall be filed by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or any Credit Party shall take any action to authorize any of the actions set forth above in this clause (f); or

(g)               any Credit Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of Indebtedness when and as the same shall become due and payable or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreements or instruments evidencing or governing any Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such indebtedness or a trustee on its or their behalf to cause, such indebtedness to become due prior to its stated maturity; or

(h)               the occurrence of a Change of Control in or with respect to any Corporate Credit Party; or

(i)                 there shall be commenced against any Credit Party any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which remains unstayed or undismissed for thirty (30) consecutive days; or any Credit Party shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud any of its creditors or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

(j)                 any other event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect; or

(k)               an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred and are then continuing, could reasonably be expected to result in liability of any Credit Party in an aggregate amount exceeding the Minimum Actionable Amount; the indictment or threatened indictment of any Corporate Credit Party, any officer of any Corporate Credit Party or any Guarantor under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against any Corporate Credit Party, any officer of any Corporate Credit Party or any Guarantor pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of any Corporate Credit Party; or

(l)                 any Credit Party shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or Intercreditor Agreement, or make any payment on the Subordinated Debt that any Person was not entitled to receive under the provisions of the applicable Subordination Agreement or Intercreditor Agreement or an Event of Default shall have occurred as defined under any Subordinated Debt; or

(m)             the Life Insurance Policy shall be terminated, by any Credit Party or otherwise; or the Life Insurance Policy shall be scheduled to terminate within thirty (30) days and such Credit Party shall not have delivered a satisfactory renewal thereof to Lender; or any Credit Party shall fail to pay any premium on the Life Insurance Policy when due; or shall take any other action that impairs the value of the Life Insurance Policy; or

(n)               an Event of Default shall have occurred as defined under any of the other Obligations;

then, and in any such event and at any time thereafter, if such or any other Event of Default shall then be continuing, Lender in its sole discretion may declare any or all of the Obligations to be due and payable, and the same shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided, however, that if there shall occur an Event of Default under paragraph (f) above, then any and all of the Obligations shall be immediately due and payable without any necessary action or notice by Lender.

12.2           Lender Remedies.

(a)               In addition to the rights and remedies set forth in Section 12.1, if any Event of Default shall have occurred and be continuing, Lender may, without notice, take any one or more of the following actions: (i) require that all Letter of Credit Obligations be fully cash collateralized pursuant to Schedule I; or (ii) exercise any rights and remedies provided to Lender under the Credit Documents or at law or equity, including all remedies provided under the UCC.

(b)               Without limiting the generality of the foregoing, each Corporate Credit Party expressly agrees that upon the occurrence of any Event of Default, Lender may take any action necessary to collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, or appoint a third party to do so and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale, to the extent permitted by law, to purchase for the benefit of Lender the whole or any part of said Collateral so sold, free of any right of equity of redemption, which right each Credit Party hereby releases. Such sales may be adjourned or continued from time to time with or without notice. Lender shall have the right to conduct such sales on any Corporate Credit Party’s premises or elsewhere and shall have the right to use any Corporate Credit Party’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Lender deems necessary or advisable.

(c)               Upon the occurrence and during the continuance of an Event of Default and at Lender’s request, each Credit Party further agrees to assemble the Collateral and make it available to Lender at places which Lender shall reasonably select, whether at its premises or elsewhere. Until Lender is able to effect a sale, lease, or other disposition of the Collateral, Lender shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Lender deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Lender shall have no obligation to any Credit Party to maintain or preserve the rights of any Credit Party as against third parties with respect to any Collateral while such Collateral is in the possession of Lender. Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Lender’s remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by applicable law, each Credit Party waives all claims, damages, and demands against Lender, its Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of such Person. Each Credit Party agrees that ten (10) days prior notice by Lender to each Credit Party of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Each Credit Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.

(d)               Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other Credit Document or at law or in equity or as provided under any Obligation. Recourse to the Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

12.3          Waivers. Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Credit Party waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Credit Documents, the Notes or any other notes, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Each Credit Party acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Credit Documents and the transactions evidenced hereby and thereby.

12.4          Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by Lender upon receipt to the Obligations in such order as Lender may deem advisable in its sole discretion (including the cash collateralization of any Letter of Credit Obligations), and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Lender of any other amount required by any provision of law, including the UCC (but only after Lender has received what Lender considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Borrowers or their representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

XIII.	MISCELLANEOUS

13.1          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege under this Agreement or any other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No notice to or demand on any Credit Party in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.2          Amendments and Waivers. No amendment, modification or waiver of or with respect to any provision of this Agreement or any other Credit Document shall in any event be effective unless it shall be in writing and signed by Lender and each Credit Party, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

13.3          Expenses; Indemnity.

(a)               Each Credit Party agrees to, jointly and severally, pay or reimburse Lender for all costs and expenses (including, without limitation, the fees and expenses of all counsel, advisors, consultants and auditors) incurred by Lender in connection with: (i) the preparation, negotiation, execution, delivery, performance and enforcement of this Agreement and the other Credit Documents, any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated shall be consummated); (ii) the enforcement or protection of Lender’s rights in connection with this Agreement and the other Credit Documents or in connection with the Loans; (iii) any advice in connection with the administration of the Loans or the rights under this Agreement or the other Credit Documents; (iv) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, any Credit Party or any other Person), and an appeal or review thereof, in any way relating to the Collateral, this Agreement, any other Credit Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (v) any effort (x) to monitor the Loans, (y) to evaluate, observe or assess any Borrower or any other Credit Party or the affairs of such Person, and (z) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral. In addition to the foregoing, each Credit Party agrees to pay Lender a fee of $1,000 for each amendment, modification, supplement or restatement of any Credit Document entered into by Lender and any Borrower. Each Corporate Credit Party further agrees, jointly and severally, to indemnify Lender from and agrees to hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or any of the other Credit Documents.

(b)               Each Corporate Credit Party agrees to, jointly and severally, indemnify Lender, its correspondents and each of its respective directors, shareholders, officers, employees and agents (each, an “Indemnified Person”) against, and agrees to hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnified Person arising out of, in any way connected with or as a result of (i) the use of any of the proceeds of any Loan or the use of any Loan, (ii) the goods or transactions financed by the Loans, (iii) this Agreement, any other Credit Document or any other document contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, or (iv) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not any Indemnified Person Indemnity is a party thereto; provided, however, that such indemnity shall not, as to any Indemnified Person, apply to any such losses, claims, damages, liabilities or related expenses to the extent that they result from the gross negligence or willful misconduct of Lender.

(c)               The provisions of this Section 13.3 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement and the repayment of the Loans. All amounts due under this Section 13.3 shall be payable on written demand therefor.

13.4          Borrowing Agency Provisions. If and to the extent that at any time or from time to time there are multiple Borrowers, then.

(a)               Each Borrower acknowledges that, together with each other Borrower, it is part of an affiliated common enterprise in which any loans or other financial accommodations extended to any one Borrower will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with the Borrowers, as a group, applying for credit or other financial accommodations on a collective basis.

(b)               Each Borrower hereby irrevocably designates Borrowing Representative to be its attorney and agent and, in such capacity, to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Representative.

(c)               The handling of this credit facility as a co-borrowing facility with a Borrowing Representative in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Lender shall not incur liability to Borrowers as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower, jointly and severally, hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender or any issuer by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Lender on any request or instruction from Borrowing Representative or any other action taken by Lender with respect to this Section except due to willful misconduct or gross negligence by the indemnified party.

(d)               All Obligations shall be joint and several, and each Corporate Credit Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Corporate Credit Party shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Corporate Credit Party, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Corporate Credit Party, the release by Lender of any Collateral now or thereafter acquired from any Corporate Credit Party, and such agreement by each Corporate Credit Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Credit Parties or any Collateral for such Corporate Credit Party’s Obligations or the lack thereof.

13.5                    Guaranty. Each Corporate Credit Party hereby absolutely, unconditionally and jointly and severally guarantees to Lender and its successors and assigns the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Obligations owed or hereafter owing to Lender by each Corporate Credit Party. Each Corporate Credit Party agrees that its guaranty obligation hereunder is a joint and several continuing guaranty of payment and performance and not of collection, and that its obligations shall be absolute and unconditional, irrespective of, and unaffected by:

(a)               the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Credit Documents;

(b)               the absence of any action to enforce this Agreement (including this Section 13.5) or any other Credit Document or the waiver or consent by Lender with respect to any of the provisions hereof or thereof;

(c)               the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(d)               the insolvency of any Credit Party; or

(e)               any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Credit Party that its obligations shall not be discharged until the payment and performance, in full, of the Obligations has occurred. Each Credit Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

13.6          Waivers. Each Corporate Credit Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Corporate Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Credit Party. It is agreed among each Credit Party and Lender that the foregoing waivers are of the essence of the transactions contemplated by this Agreement and the other Credit Documents and that, but for the provisions of this Section 13.6 and such waivers, Lender would decline to enter into this Agreement.

13.7          Benefit of Guaranty. Each Credit Party agrees that the provisions of Section 13.5 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and Lender, the obligations of such other Credit Party under this Agreement or the other Credit Documents.

13.8          Subordination of Subrogation. Notwithstanding anything to the contrary in this Agreement or in any other Credit Documents, each Credit Party hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Credit Party acknowledges and agrees that this waiver is intended to benefit Lender and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of Section 13.5.

13.9          Election of Remedies. If Lender may, under applicable law, proceed to realize its benefits under this Agreement or any other Credit Document giving Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under Section 13.5. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation which such Credit Party might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law, this Agreement or any other Credit Document, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under Section 13.5 notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

13.10      Liability Cumulative. The liability of Credit Parties under Section 13.5 is in addition to and shall be cumulative with all liabilities of each Credit Party to Lender under this Agreement and the other Credit Documents or in respect of any Obligations or obligation of the other Credit Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

13.11      Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

13.12      Further Assurances. Each Credit Party will take, or cause to be taken, all such further actions and execute, or cause to be executed, all such further documents and instruments as Lender may at any time reasonably request or determine to be necessary or advisable to further carry out and consummate the transactions contemplated by this Agreement and the other Credit Documents.

13.13      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Credit Party and its successors and to the benefit of Lender and its successors and assigns. The rights and obligations of each Credit Party under this Agreement shall not be assigned or delegated without the prior written consent of Lender, and any purported assignment or delegation without such consent shall be null and void. Lender reserves the right at any time to create and sell participations in the Loans and the Credit Documents and to sell, transfer or assign any or all of its rights in the Loans and under the Credit Documents.

13.14      Descriptive Headings. The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

13.15      Rules of Construction. For purposes of this Agreement and the other Credit Documents, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (c) all references to any instruments or agreements, including references to any of the Credit Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation” the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Credit Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statues and related regulations shall include any amendments of the same and any successor statutes and regulations.

13.16      Notices. Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 13.16, (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule V or to such other address (or facsimile number) as may be substituted by notice given as herein provided. Failure or delay in delivering copies of any such communication to any Person (other than Borrowing Representative or Lender) designated in Schedule V to receive copies shall in no way adversely affect the effectiveness of communication.

13.17      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.18      Entire Agreement; Counterparts. This Agreement and the other Credit Documents represent the agreement of Credit Parties and Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Borrower or Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents. Nothing in this Agreement or in the other Credit Documents, express or implied, is intended to confer upon any party, other than the parties hereto and thereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Any signature delivered by a party via facsimile or electronic transmission shall be deemed to be an original signature hereto.

13.19      SUBMISSION TO JURISDICTION. EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY: (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING, DIRECTLY OR INDIRECTLY, RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SCHEDULE V TO THIS AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH LENDER SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 13.16; AND (d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

13.20      WAIVER OF TRIAL BY JURY, CERTAIN DAMAGES AND SETOFFS. IN ANY LEGAL ACTION OR PROCEEDING, DIRECTLY OR INDIRECTLY, RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT DELIVERED PURSUANT HERETO OR THERETO, (A) EACH OF EACH CREDIT PARTY AND LENDER HEREBY, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUCH LEGAL ACTION OR PROCEEDING, (B) EACH OF EACH CREDIT PARTY AND LENDER HEREBY, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, ACTUAL DAMAGES AND (C) EACH CREDIT PARTY HEREBY, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO INTERPOSE ANY NON-COMPULSORY SETOFF, RECOUPMENT, COUNTERCLAIM OR CROSS-CLAIM IN CONNECTION WITH ANY SUCH LEGAL ACTION OR PROCEEDING. EACH BORROWER AGREES THAT THIS SECTION 13.20 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT LENDER WOULD NOT EXTEND TO ANY BORROWER ANY LOANS HEREUNDER IF THIS SECTION 13.20 WERE NOT PART OF THIS AGREEMENT.

13.21      GOVERNING LAW. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS (OTHER THAN THE MORTGAGE) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. ANY MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED.

13.22      Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or otherwise, all as though such payments had not been made.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

EDGEBUILDER, INC.

By:	/s/ David J. Noble
	Name:	David J. Noble
	Title:	Vice President

GLENBROOK BUILDING SUPPLY, INC.

By:	/s/ David J. Noble
	Name:	David J. Noble
	Title:	Vice President

[Borrowers’ signatures to Loan Agreement]

SIGNATURE PAGE TO

LOAN AGREEMENT

STAR REAL ESTATE HOLDINGS USA, INC.

By:	/s/ David J. Noble
	Name:	David J. Noble
	Title:	President and Chief Executive Officer

300 PARK STREET, LLC

By:	/s/ David J. Noble
	Name:	David J. Noble
	Title:	President and Chief Executive Officer

947 WATERFORD ROAD, LLC

By:	/s/ David J. Noble
	Name:	David J. Noble
	Title:	President and Chief Executive Officer

56 MECHANIC FALLS ROAD, LLC

By:	/s/ David J. Noble
	Name:	David J. Noble
	Title:	President and Chief Executive Officer

ATRM HOLDINGS, INC.

By:	/s/ David J. Noble
	Name:	David J. Noble
	Title:	President

KBS BUILDERS, INC.

By:	/s/ Matthew Mosher
	Name:	Matthew Mosher
	Title:	General Manager

DIGIRAD CORPORATION

By:	/s/ Matthew G. Molchan
	Name:	Matthew G. Molchan
	Title:	President and Chief Executive Officer

(Corporate Credit Parties’ signatures to Loan Agreement - continued on following page)

SIGNATURE PAGE TO

LOAN AGREEMENT

(Signatures continued from previous page)

GERBER FINANCE INC.

By:	/s/ Jennifer Palmer
	Name:	Jennifer Palmer
	Title:	Chief Executive Officer

[Lender’s signature page to Loan Agreement]

SIGNATURE PAGE TO

LOAN AGREEMENT

SCHEDULE I

GENERAL TERMS FOR LETTERS OF CREDIT

1.                  Lender may, subject to the terms and conditions hereinafter set forth, incur Letter of Credit Obligations in respect of the issuance of Letters of Credit issued on terms acceptable to Lender and supporting obligations of a Borrower incurred in the ordinary course of such Borrower’s business, in order to support the payment of such Borrower’s inventory purchase obligations, insurance premiums, or utility or other operating expenses and obligations, as Borrowing Representative, on behalf of such Borrower, shall request by written notice to Lender that is received by Lender not less than five (5) Business Days prior to the requested date of issuance of any such Letter of Credit; provided, that: (a) that the aggregate amount of all Letter of Credit Obligations at any one time outstanding (whether or not then due and payable) shall not exceed -0- and (b) no Letter of Credit shall have an expiry date which is later than the Termination Date or one year following the date of issuance thereof. The applicable Borrower will enter into an application and agreement for such Letter of Credit with the LC Issuer selected by Lender. The LC Issuer shall be determined by Lender in its sole discretion.

2.                  The notice to be provided to Lender requesting that Lender incur Letter of Credit Obligations shall be in the form of a Letter of Credit application in the form customarily employed by the LC Issuer, together with a written request by a Borrower and the LC Issuer that Lender approve such Borrower’s application. Upon receipt of such notice Lender shall establish a reserve against the Borrowing Base in the amount of 100% of the face amount of the Letter of Credit Obligation to be incurred. Approval by Lender in the written form agreed upon between Lender and the LC Issuer (a) will authorize the LC Issuer to issue the requested Letter of Credit and (b) will conclusively establish the existence of the Letter of Credit Obligation as of the date of such approval.

3.                  Each Letter of Credit shall be subject to the Uniform Commercial Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

4.                  Each payment by the LC Issuer or Lender pursuant to a Letter of Credit shall be deemed to be a Revolving Credit Advance on the date of such payment in a principal amount equal to the amount so paid. Each Borrower shall be obligated to reimburse Lender for each payment made under or in respect of any Letter of Credit (including, the payment of principal, fees and interest on any Revolving Credit Advance made pursuant to the immediately preceding sentence and any payment made by Lender in reimbursement of any payment made under a Letter of Credit by an LC Issuer together with such other amounts that become due pursuant to this Agreement or other instrument.

5.                  The obligations of each Borrower under this Schedule shall be absolute, unconditional and irrevocable under any and all circumstances and shall be paid strictly in accordance with this Agreement irrespective of: (a) any lack of validity or enforceability of any Letter of Credit or of any demand, application, reimbursement agreement or other agreement or instrument relating thereto (collectively, the “Related Documents”); (b) the existence of any claim, setoff, defense or other right that any Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, Lender, the LC Issuer, any of their correspondents or any other Person; (c) any improper or erroneous or mistaken payment by any LC Issuer or Lender under any Letter of Credit; (d) any supplement or waiver of or any consent to depart from the terms of any Letter of Credit or Related Document; and (e) any other circumstance or event whatsoever, whether or not similar to any of the foregoing.

6.                  In the event Lender or the LC Issuer receives some but not all of the documents against which a drawing under a Letter of Credit may be made and, at a Borrower’s request, Lender or the LC Issuer delivers such documents to a Borrower, against trust receipt or otherwise, prior to the presentation of the related draft, each Borrower agrees to pay to Lender on demand the amount of any claim made against Lender or the LC Issuer by reason thereof and authorizes Lender and the LC Issuer to pay or accept (as the case may be) such draft when it is presented regardless of whether such draft or any document which may accompany it complies with the terms of the relevant Letter of Credit.

7.                  Except insofar as instructions may be given to Lender by each Borrower in writing expressly to the contrary with regard to, and prior to the opening of, any Letter of Credit, each Borrower agrees that Lender, the LC Issuer and any of their correspondents may: (a) receive and accept as “bills of lading” under any Letter of Credit any documents issued or purporting to be issued by or on behalf of any carrier which acknowledges receipt of goods for transportation or otherwise, whatever the specific provisions of such documents, for which purpose the “on board” date of each such document shall be deemed the date of shipment of the goods mentioned therein; (b) accept as documents of insurance either insurance policies or insurance certificates; (c) receive and accept as sufficient and controlling the description of the property contained in the invoice, and receive and accept bills of lading, insurance and other documents, however variant in description from that contained in the invoice; (d) receive and accept bills of lading containing stamped, written or typewritten provisions thereon, whether or not signed or initialed, and assume conclusively that the same were placed with authority on any bill of lading at the time of its signing and issuance by the steamship company or carrier or any agent thereof; (e) honor drafts, instruments or demands related to part shipments under any Letter of Credit; (f) accept or pay any draft dated on or before the expiration of any time limit expressed in any Letter of Credit, regardless of when drawn and whether or when negotiated, provided that the other required documents are dated on or prior to the expiration date of such Letter of Credit; and (g) accept documents of any character which comply with the provisions, definitions, interpretations and practices contained in the Uniform Customs or which comply with the laws or regulations in force in, or the customs or usages of, the place of shipment or negotiation.

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8.                  Neither Lender nor any LC Issuer nor any of their correspondents shall be responsible for: (a) the use which may be made of any Letter of Credit, or any acts or omissions in connection therewith; (b) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by documents; (c) any difference in character, quality, quantity, condition or value of the goods from that expressed in the documents; (d) the validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (e) the time, place, manner or order in which shipment is made; (f) any partial or incomplete shipment or failure or omission to ship any or all of the goods referred to in any Letter of Credit; (g) the character, adequacy, validity or genuineness of any insurance, the solvency or responsibility of any insurer or any other risk connected with insurance; (h) any deviation from instructions, delay, default or fraud by the shipper or anyone else in connection with goods or the shipping thereof; (i) the solvency, responsibility or relationship to the goods of any party issuing any documents in connection with the goods; (j) any delay in arrival or failure to arrive of either the goods or any of the documents relating thereto; (k) any delay in giving or failure to give notice of arrival or any other notice; (l) any breach of contract between the shippers or vendors and the consignees or buyers; (m) compliance with or circumstances resulting from any laws, customs and regulations which may be effective in countries of negotiation or payment of any Letter of Credit; (n) any failure of any draft, instrument or demand to bear any reference or adequate reference to the related Letter of Credit, any failure of documents to accompany any draft, instrument or demand at negotiation or any failure of any Person to note the amount of any draft, instrument or demand on the reverse of the related Letter of Credit or to surrender or take up such Letter of Credit or to send forward documents apart from drafts, in each case as required by the terms of the related Letter of Credit, any of which requirements, if contained in any Letter of Credit, may be waived by Lender or the LC Issuer; (o) any errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, telex, cable, telegraph, wireless or otherwise, whether or not they be in cipher; (p) any failure of any document to conform to, or be presented under, the Letter of Credit in any instance where any Borrower or its agent, upon request, has received documents and/or goods represented thereby; or (q) any refusal by Lender, the LC Issuer or any of their correspondents to pay or honor drafts drawn or purportedly drawn under any Letter of Credit because of any applicable law, decree or edict, legal or illegal, of any governmental agency now or hereafter in force, or for any other matter beyond Lender’s control. Nor shall Lender be responsible for any act, error, omission, neglect or default under the terms of any Letter of Credit or any Related Documents or otherwise, or for any insolvency or failure in business, of the LC Issuer or any of the correspondents of Lender or the LC Issuer. None of the foregoing shall affect, impair, or prevent the vesting of any of Lender’s rights or powers hereunder, or any Borrower’s obligations hereunder. In furtherance of and extension of and not in limitation of the specific provisions hereinabove set forth, each Borrower agrees that any action taken, and any action or omission, by Lender, the LC Issuer or any of their correspondents, in the absence of bad faith on its part, under or in connection with any Letter of Credit or the related drafts, instruments or demands, documents or goods shall be binding on such Borrower and shall not put Lender, the LC Issuer or any of their correspondents under any resulting liability to Lender.

9.                  Each Borrower agrees to procure promptly any necessary import and export and other licenses for the import or export or shipping of the goods or payment therefor, to comply with all foreign and domestic governmental regulations in regard to the shipment of the goods or the financing thereof, to furnish such certificates in that respect as Lender may at any time require, to keep the goods adequately covered by insurance satisfactory in all respects to Lender, with companies satisfactory to Lender, and to assign the policies and/or certificates of insurance to Lender, or to make the loss or adjustment, if any, payable to Lender, at Lender’s option, and to furnish Lender promptly on demand with evidence of acceptance by the insurers of such assignment.

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10.              Each Borrower hereby certifies, covenants and agrees that no shipments will be made or other transactions undertaken under any Letter of Credit in violation of the laws of the United States, any applicable foreign law or the applicable regulations of any United States or foreign governmental agency or authority.

11.              In furtherance of and not in limitation of the provisions of this Agreement, as security for the Obligations, each Borrower hereby grants to Lender a security interest in, and recognizes and admits Lender’s ownership in and unqualified right to the possession and disposal of, (a) all goods shipped under, pursuant to or in connection with each Letter of Credit or related in any way to any Letter of Credit, (b) any and all documents of title, bills of lading, shipping documents, warehouse receipts, securities, chattel paper, policies and/or certificates of insurance and other documents and instruments of any kind and nature in any way accompanying, related to or arising out of any credit and the goods related thereto and to any drafts, instruments, demands or acceptances drawn or made or purportedly drawn or made thereunder (whether or not such goods, documents or other items specified above be released to a Borrower, or upon a Borrower’s order, on trust or bailee receipt or otherwise), (c) any and all accounts, accounts receivable, contract rights, inventory, general intangibles, claims, credits, monies, demands and patent and trademark rights related to or arising out of any such Letter of Credit or the goods; (d) all monies on account with Lender or any party acting on Lender’s behalf, and (e) to the extent not otherwise included, all proceeds of any and all of the foregoing. Each Borrower represents, warrants, covenants and agrees that upon delivery of any goods financed by the Letter of Credits to a Borrower such goods shall be the exclusive property of such Borrower, subject only to a Lien in favor of Lender. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default, any deposit or other sums at any time properly credited by or due from Lender for the account of Borrowers may be applied by Lender by way of set-off to the payment of any of the Obligations without any notice to any Borrower.

12.              In the event that any Letter of Credit Obligations, whether or not then due or payable, shall for any reason be outstanding on the Termination Date, each Borrower will either (a) cause the underlying Letter of Credit to be returned and canceled and each corresponding Letter of Credit Obligation to be terminated, or (b) pay to Lender, in immediately available funds, an amount equal to 105% of the maximum amount then available to be drawn under all Letters of Credit in favor of Borrowers not so returned and canceled to be held by Lender as cash collateral in an account under the exclusive dominion and control of Lender (the “Cash Collateral Account”).

13.              In connection with all Letters of Credit, each Borrower, hereby appoints Lender, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Lender or Lender’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; (iv) to complete in the name of Lender, or Lender’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof; (v) to clear and resolve any questions of non-compliance of documents; (vi) to give any instructions as to acceptance or rejection of any documents or goods; (vii) to execute any and all applications for steamship or airways guarantees, indemnities or delivery orders; (viii) to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (ix) to agree to any amendments, renewals, extensions, modifications, changes or cancellation of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in Lender’s sole name, and the LC Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from Lender; all without notice to or consent from Borrower. Neither Lender nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Lender’s or its attorney’s gross (not mere) negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

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14.              In the event Lender shall incur any Letter of Credit Obligation, Borrowers agree to pay Lender the fees, charges and commissions set for on Attachment A to this Schedule A and shall reimburse Lender for all fees and charges paid by lender on account of any Letter of Credit or Letter of Credit Obligations to the LC Issuer.

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ATTACHMENT A

LETTERS OF CREDIT

FEES, CHARGES AND COMMISSIONS

LC Issuer - Bank Charges:
Wire Transfer	$75
Issuance of Check	$45
Letter of Credit:
Issuance	$125
Amendment/Discrepancy	$150
Cable/Telex Notification	$120
Courier	$50
Air Freight Release:
Steamship Guarantee	$50
Payment Commission (Sight & Time)	0.3% or $150 min.
Processing Fee	$40 per invoice
Cancellation Fee	$125
Acceptance Time Payment	2.5% per annum or $175 min.
Stand-by Letter of Credit:
Issuance	$250
Commission Fee	1.5% per annum or $300 min.
Amendment/Discrepancy	$175
Cable/Telex Notification	$120
Courier	$50
Lender Charges (per billing):
Courier Service (if used)	$50 for domestic / $75 min. for overseas
Petties	$20 - $45
Telephone	$17.50 - $35
Fax	$25 - $50

SCHEDULE II

CONDITIONS PRECEDENT

The following items must be received by Lender in form and substance satisfactory to Lender on or prior to the date of the initial Loan:

1.                  this Agreement duly executed by each Credit Party;

2.                  the Note duly executed by each Borrower;

3.                  the Credit Documents which evidence the Star Credit Facility;

4.                  acknowledgement copies of proper financing statements (Form UCC-l) duly filed under the UCC in all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect Lender’s Lien on the Collateral;

5.                  certified copies of UCC, tax lien and judgment searches, or other evidence satisfactory to Lender, listing all effective financing statements which name each Credit Party (under present name, any previous name or any trade or doing business name) as debtor and covering all jurisdictions requested by Lender, together with copies of such other financing statements;

6.                  duly executed Intellectual Property Security Agreement from each Credit Party which owns Intellectual Property;

7.                  evidence of the completion of all other recordings and filings (including UCC-3 termination statements and other Lien release documentation) as may be necessary or, in the opinion of and at the request of Lender, desirable to perfect Lender’s Lien on the Collateral and ensure such Collateral is free and clear of other Liens;

8.                  Powers of Attorney duly executed by each Corporate Credit Party other than Digirad Corporation;

9.                  control letters from (i) all issuers of uncertificated securities and financial assets held by any Corporate Credit Party, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of each Corporate Credit Party, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by Borrower;

10.              copies of a duly executed payoff letter, in form and substance reasonably satisfactory to Lender, by and between all parties to the loan documents between any Borrower and Premier Bank (“Prior Lender”) evidencing repayment of part of outstanding obligations to Prior Lender, together with (a) UCC-3 or other appropriate amendment statements, manually signed by the Prior Lender releasing all liens of Prior Lender upon any of the personal property of each Credit Party except Equipment, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of Prior Lender or relating to the Obligations to Prior Lender;

11.              duly executed originals of a Request for Loan, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrowing Representative on the Closing Date;

12.              duly executed originals of a letter of direction from Borrowing Representative addressed to Lender, with respect to disbursement on the Closing Date of the proceeds of the initial Loan;

13.              for each Corporate Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority;

14.              a certificate of an officer of each Corporate Credit Party in the form of Exhibit G together with copies of: (a) such Person’s bylaws or operating agreement, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, Members, Managers, and stockholders, members, approving and authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment;

15.              for each Corporate Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Credit Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete;

16.              evidence satisfactory to Lender that, as of the Closing Date, Cash Management Systems complying with Schedule IV the Agreement have been established and are currently being maintained in the manner set forth in such Schedule IV, together with copies of a duly executed blocked account, reasonably satisfactory to Lender, with the banks as required by Schedule IV

17.              [intentionally omitted];

18.              a letter from Digirad Corporation to their independent auditors in the form of Exhibit F authorizing the independent certified public accountants of the Credit Parties to communicate with Lender and a letter from such auditors acknowledging Lender’s reliance on the auditor’s certification of past and future Financial Statements;

19.              duly executed originals of account debtor notification letters in the form of Exhibit H executed in blank by each Corporate Credit Party other than Digirad Corporation;

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20.              unless otherwise agreed to in writing by lender, warehouse waivers, landlord waivers and consents, bailee letters and mortgagee agreements of all Borrowers’ leased or owned locations where Collateral is held;

21.              Mortgages covering all of the Real Estate (the “Mortgaged Properties”) together with: (a) title insurance policies, current as-built surveys, zoning letters and certificates of occupancy; (b) evidence that counterparts of the mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Lender, to create a valid and enforceable first priority lien (subject to Permitted Liens) on each Mortgaged Property in favor of Lender (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state in which any Mortgaged Property is located;

22.              any and all Subordination Agreements and/or intercreditor agreements as Lender shall have deemed necessary or appropriate with respect to any Indebtedness of any Credit Party;

23.              Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-94, and applicable state requirements, on all of the Real Property, prepared by environmental engineers reasonably satisfactory to Lender, all in form and substance reasonably satisfactory to Lender, in its sole discretion; and Lender shall have further received such environmental review and audit reports, including Phase I reports, with respect to the Real Property of any Credit Party as Lender shall have requested, and Lender shall be satisfied, in its sole discretion, with the contents of all such environmental reports. Lender shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Lender to rely on such reports;]

24.              Lender shall have received appraisals as to all Real Property owned by each Credit Party, each of which shall be in form and substance reasonably satisfactory to Lender;]

25.              the Financial Statements, Projections and other materials requested by Lender certified by each Borrower’s Chief Financial Officer; and

26.              such other certificates, documents and agreements respecting any Credit Party as Lender may, in its sole discretion, request.

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SCHEDULE III

FINANCIAL COVENANTS

1.                  Minimum Tangible Net Worth. Borrowers shall not permit at Fiscal Year End December 31, 2020 its Tangible Net Worth to be less than (a) $1,250,000 (including (i) $1,000,000 of Indebtedness due on the effective date hereof and as otherwise due Premier Bank as documented by Intercreditor Agreement of even date and Extension and Modification Agreement of even date executed by Borrowers and Premier Bank and (ii) $1,500,000 of suppressed availability represented by the real estate owned or indirectly owned by Star Real Estate Holdings USA, Inc.) and such amount as Borrowers and Lender shall agree in each Fiscal Year thereafter, but in no event less than $1,250,000 unless specifically agreed to in writing.

2.                  Debt Service Coverage. Borrowers shall maintain for each Borrower a Debt Service Coverage Ratio of greater than 1.1:1 for Fiscal Year End December 31, 2020 and such Ratio as Borrowers and Lender shall agree in each Fiscal Year thereafter but in no event less than 1.1:1 unless specifically agreed to in writing. “Debt Service Coverage Ratio” is defined as each Borrower’s Operating Cash Flow (its net income plus depreciation and amortization, plus interest expense plus other non-cash items) divided by principal, interest, lease payments, subordinated debt payments and Earn-out payments due EdgeBuilder Wall Panels, Inc./Glenbrook Lumber and Supply, Inc.

3.                  Net Income: Borrowers shall earn and declare minimum net income post tax of $650,000 as of Fiscal Year End December 31, 2020 and such minimum net income post-tax of such amounts as Borrowers and Lender shall agree in each Fiscal Year thereafter but in no event less than $650,000 unless specifically agreed to in writing.

SCHEDULE IV

CASH MANAGEMENT

Each Borrower agrees to establish, and to maintain, until the Termination Date, the cash management system described below:

1.                  Commencing on the Closing Date and until the Termination Date, each Borrower will as required herein irrevocably direct all present and future Account Debtors and other Persons obligated to make payments constituting Collateral to make such payments directly to either the Collateral Account or to Borrower at 8 West 40th Street, 14th Floor, New York, New York 10018. The Collateral Account will be subject to an agreement which will afford Lender exclusive control over the deposits therein within the meaning of the UCC (“Account Control Agreement”). All of Borrower’s invoices, account statements and other written or oral communications directing, instructing, demanding or requesting payment of any Account of Borrower or any other amount constituting Collateral shall conspicuously direct that all payments be made to the Collateral Account or to Borrower at 8 West 40th Street, 14th Floor, New York, New York 10018 and shall include the preceding address or the address for the Collateral Account. If, notwithstanding the instructions to Account Debtors to make payments to the Collateral Account or to Borrower at 8 West 40th Street, 14th Floor, New York, New York 10018, Borrower receives any payments, Borrower shall immediately deposit such payments into the Collateral Account or immediately forward to Lender. Until so deposited, Borrower shall hold all such payments in trust for and as the property of Lender and shall not commingle such payments with any of its other funds or property. In the event that Borrowers do not comply with the conditions set forth herein, Lender may charge to Borrowers’ account a fee equal to fifteen percent (15%) of each payment that violates this paragraph of this Agreement.

2.                  Each Borrower may maintain, in its name, accounts (the “Disbursement Accounts”) at a bank or banks acceptable to Lender into which Lender shall, from time to time, deposit proceeds of Loans for use solely in accordance with the terms of this Agreement. All of the Disbursement Accounts are listed on Disclosure Schedule 7.17.

SCHEDULE V

ADDRESSES FOR NOTICES

Lender’s Address:

Name:	Gerber Finance Inc.
Address:	8 West 40th Street
14th Floor
New York, New York 10018
Attention:	Gerald L. Joseph
Telephone:	(212) 888-3833
Facsimile:	(212) 888-1637

Each Corporate Credit Party c/o Digirad Corporation

Address:	53 Forest Avenue
Old Greenwich, CT 06870
Attention:	Chief Financial Officer
Telephone:	(203) 489-9502

SCHEDULE VI

BORROWING BASE CERTIFICATE REPORTING

Additional Reporting Requirements

With Every Borrowing Base Certificate (Section 8.1(f)):

•	AR Report for each Borrower (detailed and Summary)

•	Inventory Stock Report for each Borrower (Detailed)

•	Inventory G/L Report for each Borrower (should show inventory movement)

•	Sales Journal

•	Cash Receipts Journal

•	Customer Deposit Report

•	Cashiers Report (Invoice/Payments/Returns report) for each Borrower

•	AP report for each Borrower

•	Sales Tax Report

•	Retainage Report

•	Random Customer Invoice selection with bill of lading/proof of delivery as backup

•	Up to 10 Vendor invoices with bill of lading/proof of delivery as backup

With Monthly Reports (Section 8.1(b)):

•	Monthly Statement

•	Compliance Certificate

•	Interim Financials

•	Accounts payable schedule

•	Cash Receipts

•	Detailed and Summary A/R aging

•	Sales Journal

•	AIA Certificates

•	Sales Tax report

•	Bank Statements

•	Cashiers Report (Invoice/Payments/Returns report)